Exhibit 10.1
AMENDMENT NO. 3
AMENDMENT NO. 3 TO FIRST AMENDED AND RESTATED ABL CREDIT AGREEMENT, dated as of March 30, 2023 (this “Agreement”), is entered into among ACADEMY, LTD., a Texas limited partnership (“Borrower”), the other Credit Parties party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrower, the Guarantors party thereto, the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent and collateral agent, are party to the First Amended and Restated ABL Credit Agreement, dated as of July 2, 2015 (as amended, modified, extended, restated, replaced, or supplemented from time to time prior to the date hereof, the “Credit Agreement”);
WHEREAS, certain loans, commitments and/or other extensions of credit under the Credit Agreement incur or are permitted to incur interest, fees or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement; and
WHEREAS, the Borrower has determined that the event specified in Section 1.14(c) of the Credit Agreement has occurred and has delivered a notice to the Administrative Agent in respect of the same, the Administrative Agent and the Borrower have agreed to replace LIBOR with an alternate benchmark rate (the “Benchmark Replacement”) in accordance with Section 1.14 of the Credit Agreement for all purposes under the Credit Agreement and any Credit Documents and such changes shall become effective at and after 5:00 p.m. (New York City time) on the fifth (5th) Business Day the fully-executed form of this Agreement is provided to the Lenders (such time, the “Objection Deadline”), so long as the Administrative Agent has not received, by such time, written notice of objection to such applicable Benchmark Replacement from Lenders comprising the Required Lenders.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.     Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement, as amended by this Agreement.
2.    Agreement.
(a)    The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.
(b)    Exhibit K to the Credit Agreement is hereby amended and restated in its entirety as set forth in the pages attached as Exhibit B hereto.
3.    Payment of Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable and documented fees, charges and disbursements of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, in each case, to the extent contemplated by Section 13.5 of the Credit Agreement.
4.    Conditions Precedent. This effectiveness of this Agreement is subject to the satisfaction of each of the following conditions (the date of the satisfaction of all such conditions, the “Amendment Effective Date”):

(a)     The Administrative Agent (or its counsel) shall have received from the Borrower, either (x) a counterpart of this Agreement signed on behalf of each Credit Party or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that the Borrower and the other Credit Parties have signed a counterpart of this Agreement.
(b)    The Administrative Agent has not received, by the Objection Deadline, written notice of objection to such applicable Benchmark Replacement or the amendments to the Credit Agreement as provided herein from Lenders comprising the Required Lenders.
5.    Representations and Warranties. Each Credit Party represents and warrants to the Administrative Agent that, as of the date hereof:
(a)    neither the execution, delivery or performance by any Credit Party of this Agreement nor compliance with the terms and provisions hereof and the consummation of other transactions contemplated hereby will (i) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound, other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect or (iii) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries;
(b)    each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement. Each Credit Party has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity; and

(c)    upon the effectiveness of this Agreement and both before and immediately after giving effect to this Agreement, no Default or Event of Default exists.

6.     Reaffirmation; Reference to and Effect on the Credit Documents.

(a)    From and after the Amendment Effective Date, each reference in the Credit Agreement to “hereunder,” “hereof,” “this Agreement” or words of like import and each reference in the other Credit Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Credit Agreement as amended by this Agreement. This Agreement is a Credit Document.
(b)    The Credit Documents, and the obligations of the Borrower and the Guarantors under the Credit Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.
(c)    The Borrower and each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Credit Documents, (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Documents, (iv) agrees that the Security Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (v) confirms its grant of security interests pursuant to the Security Documents to which it is a party as Collateral for the Obligations, and (vi) acknowledges that all Liens granted (or purported to be granted)

pursuant to the Security Documents remain and continue in full force and effect in respect of, and to secure, the Obligations.
(d)    The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.
(e)    All outstanding LIBOR Loans will convert to SOFR Loans with an Interest Period of one month on the Amendment Effective Date.
(f)    In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement or the other Credit Documents, the terms hereof shall control.
7.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 13.15 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.
8.    Amendments; Headings; Severability. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower and the Administrative Agent. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

10.     Notices. All notices hereunder shall be given in accordance with the provisions of Section 13.2 of the Credit Agreement.

[remainder of page intentionally left blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:    ACADEMY, LTD.

By: Academy Managing Co., L.L.C., its General Partner

By: /s/ Rene G. Casares
Name: Rene G. Casares
Title: SVP, General Counsel & Secretary
HOLDINGS:                 NEW ACADEMY HOLDING COMPANY, LLC
By: /s/ Rene G. Casares
Name: Rene G. Casares
Title: SVP, General Counsel & Secretary
TEXAS INTERMEDIATE
HOLDCOS:                ACADEMY MANAGING CO., L.L.C.

By: /s/ Rene G. Casares
Name: Rene G. Casares
Title: SVP, General Counsel & Secretary
ASSOCIATED INVESTORS, L.L.C.
By: /s/ Rene G. Casares
Name: Rene G. Casares
Title: SVP, General Counsel & Secretary

ADMINISTRATIVE AGENT:    JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: /s/ Ryan Viaclovsky
Name: Ryan Viaclovsky
Title: ized Officer

Exhibit A
(Attached hereto)

FIRST AMENDED AND RESTATED ABL CREDIT AGREEMENT

dated as of July 2, 2015
as amended by Amendment No. 1 on May 22, 2018 and
as further amended by Amendment No. 2 on November 6, 2020 and as further amended by Amendment No. 3 on March 30, 2023

among

ACADEMY, LTD.,
as the Borrower,

NEW ACADEMY HOLDING COMPANY, LLC,
as Holdings,

ASSOCIATED INVESTORS LLC,
and
ACADEMY MANAGING CO., LLC,
as Texas Intermediate Holdcos

The Several Lenders
from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, Collateral Agent, Letter of Credit Issuer
and Swingline Lender

J.P. MORGAN SECURITIES LLC,
BARCLAYS BANK PLC,
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.,
REGIONS CAPITAL MARKETS,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers and Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Syndication Agent
and
U.S. BANK NATIONAL ASSOCIATION
as the Documentation Agent

JPMORGAN CHASE BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
CAPITAL ONE, NATIONAL ASSOCIATION
as the Amendment No. 1 Arrangers

WELLS FARGO BANK, NATIONAL ASSOCIATION

and
CAPITAL ONE, NATIONAL ASSOCIATION
as the Amendment No. 1 Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as the Amendment No. 1 Documentation Agent

JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Amendment No. 2 Arrangers and Bookrunners

BANK OF AMERICA, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Amendment No. 2 Syndication Agents

CREDIT SUISSE SECURITIES (USA) LLC
and
U.S. BANK NATIONAL ASSOCIATION
as the Amendment No. 2 Documentation Agent

TABLE OF CONTENTS
Page
Section 1.    Definitions    1
1.1    Defined Terms    1
1.2    Other Interpretive Provisions    ~~63~~66
1.3    Accounting Terms    ~~63~~66
1.4    Rounding    ~~63~~67
1.5    References to Agreements, Laws, Etc.    ~~64~~67
1.6    Exchange Rates    ~~64~~67
1.7    Rates    ~~64~~67
1.8    Times of Day    ~~64~~67
1.9    Timing of Payment or Performance    ~~64~~67
1.10    Certifications    ~~64~~67
1.11    Compliance with Certain Sections    ~~64~~67
1.12    Pro Forma and Other Calculations    ~~64~~68
1.13    Divisions    ~~66~~70
1.14    ~~LIBOR~~Interest Rates ~~Successor    66~~; Benchmark Notifications    70
Section 2.    Amount and Terms of Credit.    ~~67~~70
2.1    Commitments    ~~67~~70
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings    ~~69~~72
2.3    Notice of Borrowing    ~~69~~72
2.4    Disbursement of Funds    ~~70~~73
2.5    Repayment of Loans; Evidence of Debt    ~~70~~73
2.6    Conversions and Continuations    ~~71~~74
2.7    Pro Rata Borrowings    ~~72~~75
2.8    Interest    ~~72~~75
2.9    Interest Periods    ~~73~~76
2.10    Increased Costs, Illegality, Etc.    ~~73~~76
2.11    Compensation    ~~75~~78
2.12    Change of Lending Office    ~~76~~79
2.13    Notice of Certain Costs    ~~76~~79
2.14    Alternate Rate of Interest    79
~~2.14~~2.15    Incremental Facilities    ~~76~~81
~~2.15~~2.16    Protective Advances and Overadvances    ~~77~~82
~~2.16~~2.17    Defaulting Lenders    ~~78~~83
~~2.17~~2.18    Reserves; Change in Reserves; Decisions by Agent    ~~80~~85
Section 3.    Letters of Credit    ~~80~~85
3.1    Letters of Credit    ~~80~~85
3.2    Letter of Credit Requests    ~~82~~87
3.3    Letter of Credit Participations    ~~83~~88
3.4    Agreement to Repay Letter of Credit Drawings    ~~84~~89
3.5    Increased Costs    ~~86~~91
3.6    New or Successor Letter of Credit Issuer    ~~86~~92
3.7    Role of Letter of Credit Issuer    ~~87~~92
3.8    Cash Collateral    ~~88~~93

3.9    Applicability of ISP and UCP    ~~89~~94
3.10    Conflict with Issuer Documents    ~~89~~94
3.11    Letters of Credit Issued for Restricted Subsidiaries    ~~89~~94
3.12    Provisions Related to Extended Revolving Credit Commitments    ~~89~~94
Section 4.    Fees    ~~89~~94
4.1    Fees    ~~89~~94
4.2    Voluntary Reduction of Revolving Credit Commitments    ~~90~~95
4.3    Mandatory Termination of Commitments    ~~91~~96
Section 5.    Payments    ~~91~~96
5.1    Voluntary Prepayments    ~~91~~96
5.2    Mandatory Prepayments    ~~91~~96
5.3    Method and Place of Payment    ~~92~~97
5.4    Net Payments    ~~92~~97
5.5    Computations of Interest and Fees    ~~95~~100
5.6    Limit on Rate of Interest    ~~95~~101
Section 6.    Conditions Precedent to Initial Borrowing    ~~96~~101
6.1    Credit Documents    ~~96~~101
6.2    Collateral    ~~96~~102
6.3    Legal Opinions    ~~97~~102
6.4    Excess Availability; Borrowing Base Certificate    ~~97~~102
6.5    Closing Certificates    ~~97~~102
6.6    Authorization of Proceedings of Holdings, the Borrower and the Guarantors; Corporate Documents~~97~~102
6.7    Fees    ~~97~~103
6.8    Representations and Warranties    ~~97~~103
6.9    Solvency Certificate    ~~97~~103
6.10    [Reserved]    ~~98~~103
6.11    Patriot Act    ~~98~~103
6.12    Financial Statements    ~~98~~103
6.13    No Material Adverse Effect    ~~98~~103
6.14    Refinancing    ~~98~~103
Section 7.    Conditions Precedent to All Credit Events    ~~98~~103
7.1    No Default; Representations and Warranties; No Cure Period    ~~98~~103
7.2    Notice of Borrowing; Letter of Credit Request    ~~98~~104
7.3    Excess Availability    ~~99~~104
Section 8.    Representations and Warranties    ~~99~~104
8.1    Corporate Status    ~~99~~104
8.2    Corporate Power and Authority    ~~99~~104
8.3    No Violation    ~~99~~104
8.4    Litigation    ~~99~~105
8.5    Margin Regulations    ~~100~~105
8.6    Governmental Approvals    ~~100~~105
8.7    Investment Company Act    ~~100~~105

8.8    True and Complete Disclosure    ~~100~~105
8.9    Financial Condition; Financial Statements    ~~100~~105
8.10    Compliance with Laws; No Default    ~~100~~106
8.11    Tax Matters    ~~101~~106
8.12    Compliance with ERISA    ~~101~~106
8.13    Subsidiaries    ~~101~~106
8.14    Intellectual Property    ~~101~~106
8.15    Environmental Laws    ~~101~~106
8.16    Properties    ~~101~~107
8.17    Solvency    ~~102~~107
8.18    Patriot Act    ~~102~~107
8.19    Security Interest in Collateral    ~~102~~107
8.20    Disclosure    ~~102~~107
Section 9.    Affirmative Covenants.    ~~102~~107
9.1    Information Covenants    ~~102~~108
9.2    Books, Records, and Inspections; Field Examinations    ~~105~~110
9.3    Maintenance of Insurance    ~~106~~111
9.4    Payment of Taxes    ~~106~~112
9.5    Preservation of Existence; Consolidated Corporate Franchises    ~~107~~112
9.6    Compliance with Statutes, Regulations, Etc.    ~~107~~112
9.7    ERISA    ~~107~~112
9.8    Maintenance of Properties    ~~107~~113
9.9    Transactions with Affiliates    ~~107~~113
9.10    End of Fiscal Years    ~~108~~114
9.11    Additional Guarantors and Grantors    ~~108~~114
9.12    Pledge of Additional Stock and Evidence of Indebtedness    ~~109~~114
9.13    Use of Proceeds    ~~109~~115
9.14    Further Assurances    ~~109~~115
9.15    Lines of Business    ~~111~~116
9.16    Cash Management    ~~111~~116
Section 10.    Negative Covenants.    ~~112~~117
10.1    Limitation on Indebtedness    ~~112~~118
10.2    Limitation on Liens    ~~117~~122
10.3    Limitation on Fundamental Changes    ~~118~~123
10.4    Limitation on Sale of Assets    ~~119~~124
10.5    Limitation on Restricted Payments    ~~120~~125
10.6    Limitation on Subsidiary Distributions    ~~126~~131
10.7    Fixed Charge Coverage Ratio    ~~127~~133
Section 11.    Events of Default.    ~~127~~133
11.1    Payments    ~~127~~133
11.2    Representations, Etc.    ~~128~~133
11.3    Covenants    ~~128~~133
11.4    Default Under Other Agreements    ~~128~~133
11.5    Bankruptcy, Etc.    ~~129~~134
11.6    ERISA    ~~129~~134
11.7    Guarantee    ~~129~~134
11.8    Pledge Agreement    ~~129~~135

11.9    Security Agreement    ~~129~~135
11.10    Judgments    ~~130~~135
11.11    Change of Control    ~~130~~135
11.12    Application of Proceeds    ~~130~~135
11.13    Equity Cure    ~~131~~136
Section 12.    The Agents    ~~132~~137
12.1    Appointment    ~~132~~137
12.2    Delegation of Duties    ~~132~~138
12.3    Exculpatory Provisions    ~~133~~138
12.4    Reliance by Agents    ~~133~~139
12.5    Notice of Default    ~~134~~139
12.6    Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders    ~~134~~139
12.7    Indemnification    ~~134~~140
12.8    Agents in Their Individual Capacities    ~~135~~140
12.9    Successor Agents    ~~135~~140
12.10    Withholding Tax    ~~136~~142
12.11    Agents Under Security Documents and Guarantee    ~~137~~142
12.12    Right to Realize on Collateral and Enforce Guarantee    ~~137~~143
12.13    Intercreditor Agreement Governs    ~~138~~143
12.14    Bank Product Providers    ~~138~~143
Section 13.    Miscellaneous.    ~~138~~143
13.1    Amendments, Waivers, and Releases    ~~138~~143
13.2    Notices    ~~141~~146
13.3    No Waiver; Cumulative Remedies    ~~141~~147
13.4    Survival of Representations and Warranties    ~~141~~147
13.5    Payment of Expenses; Indemnification    ~~141~~147
13.6    Successors and Assigns; Participations and Assignments    ~~143~~148
13.7    Replacements of Lenders Under Certain Circumstances    ~~147~~152
13.8    Adjustments; Set-off    ~~148~~153
13.9    Counterparts    ~~148~~153
13.10    Severability    ~~149~~154
13.11    Integration    ~~149~~154
13.12    GOVERNING LAW    ~~149~~155
13.13    Submission to Jurisdiction; Waivers    ~~149~~155
13.14    Acknowledgments    ~~150~~155
13.15    WAIVERS OF JURY TRIAL    ~~151~~156
13.16    Confidentiality    ~~151~~156
13.17    Direct Website Communications    ~~152~~157
13.18    USA PATRIOT Act    ~~153~~159
13.19    [Reserved]    ~~153~~159
13.20    Payments Set Aside    ~~153~~159
13.21    No Fiduciary Duty    ~~154~~159
13.22    Nature of Borrower Obligations    ~~154~~160
13.23    Amendment and Restatement.    ~~155~~161
13.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~155~~161
13.25    Certain ERISA Matters.    ~~156~~161
13.26    MIRE Events    ~~157~~162

13.27    Acknowledgement Regarding Any Supported QFCs    ~~157~~163

SCHEDULES
Schedule 1.1(a)    Mortgaged Properties
Schedule 1.1(b)    Commitments of Lenders
Schedule 1.1(c)    Existing Letters of Credit
Schedule 8.13    Subsidiaries
Schedule 8.15    Environmental
Schedule 9.14    Post-Closing Actions
Schedule 10.1    Restatement Effective Date Indebtedness
Schedule 10.2    Restatement Effective Date Liens
Schedule 10.5    Restatement Effective Date Investments
Schedule 13.2    Notice Addresses
EXHIBITS
Exhibit A    [Reserved]
Exhibit B-1    Form of Holdings Guarantee
Exhibit B-2    Form of Subsidiary Guarantee
Exhibit C    Form of Pledge Agreement
Exhibit D    Form of Security Agreement
Exhibit E    Form of Credit Party Closing Certificate
Exhibit F    Form of Assignment and Acceptance
Exhibit G    Form of Promissory Note
Exhibit H    Form of ABL Intercreditor Agreement
Exhibit I-1    Form of First Lien Intercreditor Agreement
Exhibit I-2    Form of Second Lien Intercreditor Agreement
Exhibit J-1    Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2    Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3    Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4    Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K    Form of Notice of Borrowing or Continuation or Conversion
Exhibit M    Form of Letter of Credit Request
Exhibit M-1    Form of Hedge Bank Designation
Exhibit M-2    Form of Cash Management Bank Designation
Exhibit N    Form of Borrowing Base Certificate

FIRST AMENDED AND RESTATED ABL CREDIT AGREEMENT
FIRST AMENDED AND RESTATED ABL CREDIT AGREEMENT, dated as of July 2, 2015 and as amended by AMENDMENT NO. 1, dated as of May 22, 2018 ~~and~~ as further amended by AMENDMENT NO. 2, dated as of November 6, 2020, and as further amended by AMENDMENT NO. 3, dated as of March 30, 2023, among ACADEMY, LTD., a Texas limited partnership (the “Borrower”), NEW ACADEMY HOLDING COMPANY, LLC, a Delaware limited liability company, ASSOCIATED INVESTORS LLC and ACADEMY MANAGING CO., LLC, as Texas Intermediate Holdcos, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1.1).
WHEREAS, the Borrower, certain of the Lenders and JPMorgan Chase Bank, N.A., as administrative agent for such lenders, are parties to the Existing ABL Facility (defined below) pursuant to which asset based revolving credit loans have been made available to the Borrower and the Borrower has requested to amend and restate the Existing ABL Facility in its entirety;
WHEREAS, in connection with the foregoing, the Borrower has requested that (i) the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $1,000,000,000 less the sum of (1) aggregate Letters of Credit Outstanding at such time and (2) the aggregate principal amount of all Swingline Loans outstanding at such time (ii) the Letter of Credit Issuers issue Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $40,000,000 and (iii) the Swingline Lender extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $65,000,000 the Lenders extend Commitments to the Borrower on the Restatement Effective Date of up to $1,000,000,000;
WHEREAS, it is intended that the Borrower will incur term loans under a term loan facility established pursuant to the Term Loan Credit Documents (the “Term Loan Facility”) generating gross proceeds of $400,000,000;
WHEREAS, the proceeds of the Term Loans will be used, together with any net proceeds of borrowings by the Borrower hereunder on the Amendment No. 2 Effective Date, to finance the Transactions and borrowings hereunder after the Amendment No. ~~2~~3 Effective Date will be used for working capital and for other general corporate purposes; and
WHEREAS, the Lenders and the Letter of Credit Issuers are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
Section 1.            Definitions
1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“2027 Senior Notes” means the 6.000% senior secured notes due November 15, 2027 issued pursuant to the Notes Agreement.
“ABL Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit H (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) between the Collateral Agent, the collateral agent under the Term Loan Facility and the Notes Agent.
“ABL Priority Collateral” shall have the meaning provided in the ABL Intercreditor Agreement.
“ABR” shall mean, when used in reference to (i) a rate of interest, refers to the “Alternate Base Rate”, which means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted ~~LIBOR~~Term SOFR Rate for a one month Interest Period ~~on~~as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%~~,~~; provided that, for the purpose of this definition, the Adjusted ~~LIBOR~~Term SOFR Rate for any day shall be based on the ~~LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00 a.m. London~~5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ~~ABR~~Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBOR~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBOR~~Term SOFR Rate, respectively. If the ~~ABR~~Alternate Base Rate is being used as an alternate rate of interest pursuant to Section ~~2.10 hereof, then the ABR~~2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above). For the avoidance of doubt, if the ~~ABR~~Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%~~,~~ such rate shall be deemed to be 1.00% for purposes of this Agreement and (ii) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“Account(s)” shall mean “accounts” as defined in the UCC, and includes without limitation a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, (e) letter-of-credit rights or letters of credit, or (f) rights to payment for money or funds advanced other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.
“ACH” shall mean automated clearing house transfers.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary, of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary, of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Adjusted Daily Simple SOFR” shall mean an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted SOFR Rate” shall mean Adjusted Daily Simple SOFR or Adjusted Term SOFR Rate, as the context may require.
“Adjusted ~~LIBOR~~Term SOFR Rate” shall mean, ~~with respect to any LIBOR Loan~~ for any Interest Period, an interest rate per annum equal to ~~the product of~~ (~~i~~a) the ~~LIBOR~~Term SOFR Rate ~~in effect~~ for such Interest Period ~~and (ii) Statutory Reserves~~, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
“Adjustment Date” shall mean the last day of each calendar month of March, June, September and December.
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Institutional Lender” shall mean (i) any Affiliate of the Sponsor that is either a bona fide debt fund or such Affiliate extends credit or buys loans in the ordinary course of business, (ii) KKR Corporate Lending LLC, KKR Capital Markets LLC, MCS Corporate Lending LLC and MCS Capital Markets LLC and (iii) any successor each of the Persons set forth in clause (ii).
“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than Holdings, the Borrower, any Subsidiary of Holdings, or any Affiliated Institutional Lender).
“Agent Parties” shall have the meaning provided in Section 13.17(c).
“Agents” shall mean the Administrative Agent, the Collateral Agent and each Joint Lead Arranger and Bookrunner.
“Agreement” shall mean this First Amended and Restated ABL Credit Agreement.
“Alternate Base Rate” shall have the meaning assigned to it in the definition of “ABR.”
“Amendment No. 1” shall mean Amendment No. 1 to this Agreement dated as of ~~May 22, 2018~~the Amendment No. 1 Effective Date, among Holdings, the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender and the Lenders party thereto.
“Amendment No. 1 Arrangers” shall mean JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and Capital One, National Association, as joint lead arrangers and bookrunners for Amendment No. 1.
“Amendment No. 1 Effective Date” shall mean May 22, 2018.
“Amendment No. 2” shall mean Amendment No. 2 to this Agreement dated as the Amendment No. 2 Effective Date, among Holdings, the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, the Swingline Lender and the Lenders party thereto.
“Amendment No. 2 Arrangers” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A., Capital One, National Association and Wells Fargo Bank, National Association as joint lead arrangers and bookrunners for Amendment No. 2.
“Amendment No. 2 Effective Date” shall mean November 6, 2020.
“Amendment No. 3” shall mean Amendment No. 3 to this Agreement dated as the Amendment No. 3 Effective Date, among Holdings, the Borrower, the Guarantors and the Administrative Agent.
“Amendment No. 3 Effective Date” shall mean [], 2023.

“Ancillary Document” has the meaning assigned to it in Section 13.9.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” shall mean, for any day, with respect to all Revolving Credit Loans, the applicable rate per annum set forth below, based upon the Average Excess Availability as of the most recent Adjustment Date occurring after the first fiscal quarter ending after the Restatement Effective Date; provided that until the first Adjustment Date, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 2:

Category	Average Excess Availability	~~Adjusted LIBOR Rate Revolving Credit~~Term Benchmark and RFR Loans	ABR Rate Revolving Credit Loans
1	Average Excess Availability less than or equal to 33.3% of the Maximum Borrowing Amount	1.75%	0.75%
2	Average Excess Availability greater than 33.3% of the Maximum Borrowing Amount, but less than or equal to 66.6% of the Maximum Borrowing Amount	1.50%	0.50%
3	Average Excess Availability greater than 66.6% of the Maximum Borrowing Amount	1.25%	0.25%

The Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Excess Availability in accordance with the table above; provided that (i) if a Specified Default shall have occurred and be continuing at the time any reduction in the Applicable Margin would otherwise be implemented, then no such reduction shall be implemented until the date on which such Specified Default shall no longer be continuing, and (ii) if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be recalculated by the Administrative Agent at such higher rate for any applicable periods and shall be due and payable within 5 Business Days of receipt of such calculation by the Borrower from the Administrative Agent and shall be payable only to the Lenders whose Commitments were outstanding during such period when the Applicable Margin should have been higher (regardless of whether such Lenders remain parties to this Agreement at the time such payment is made).
Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Incremental Commitments or any Incremental Revolving Credit Loans made pursuant to any Incremental Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment.
“Approved Foreign Bank” shall have the meaning provided in the definition of “Cash Equivalents”.
“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Asset Sale” shall mean:
    (i)    the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback (other than a Permitted Sale Leaseback)) (each a “disposition”) of the Borrower or any Restricted Subsidiary, or
    (ii)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:
(a)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;
(b)    the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.3;
(c)    the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2 or the making of any Restricted Payment or Permitted Investment (other than pursuant to clause (i) of the definition thereof) that is permitted to be made, and is made, pursuant to Section 10.5;
(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than the greater of (a) $45,000,000 and (b) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such disposition;
(e)    any disposition of property or assets or issuance of securities by (1) a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; provided that with respect to any disposition by a Credit

Party to a Restricted Subsidiary which is not a Credit Party, no Overadvance shall result after giving effect to any such disposition;
(f)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)    any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;
(h)    foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);
(i)    sales of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility;
(j)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Restatement Effective Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;
(k)    (1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Borrower or any Subsidiary and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any Subsidiary or any of their successors or assigns;
(l)    the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;
(m)    the licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles (whether pursuant to franchise agreements or otherwise) in the ordinary course of business;
(n)    the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;
(o)    sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(p)    the lapse or abandonment of Intellectual Property rights, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;
(q)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;
(r)    dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
(s)    leases, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(t)    dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder;
(u)    the lease, assignment, sub-lease, license or sub-license of, or any transfer related to a “reverse build to suit” or similar transaction in respect of, any real or personal property in the ordinary course of business;
(v)    other Asset Sales with a Fair Market Value less than or equal to $75,000,000 in the aggregate;
(w)    dispositions of assets that do not constitute ABL Priority Collateral; and
(x)    other dispositions with a Fair Market Value (or for assets with a Fair Market Value) in the aggregate less than or equal to the greater of (x) $168,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (this clause (x), the “General Asset Sale Exception”).
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F, or such other form (including electronic records generated by the use of an electronic platform) as may be approved by the Administrative Agent.
“Assignment Taxes” shall have the meaning provided in the definition of “Other Taxes”.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the chief executive officer, president, a Financial Officer, a senior vice president, an executive vice president, a director, a manager, the secretary, the assistant secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).
“Available Amount” shall have the meaning provided in Section 10.5(a)(4)(iii).
“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Average Excess Availability” shall mean, at any Adjustment Date, the average daily Excess Availability for the fiscal quarter immediately preceding such Adjustment Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” shall mean any of the following products, services or facilities provided to any Credit Party (a) products under each Hedge Agreement that (i) is in effect on the Restatement Effective Date with a counterparty that is an Agent, Lender or Affiliate thereof as of the Restatement Effective Date or (ii) is entered into after the Restatement Effective Date with any counterparty that is an Agent, Lender or Affiliate at the time such Hedge Agreement is entered into, (b) Cash Management Services, or (c) other banking products or services as may be requested by any Credit Party or Subsidiary, other than Letters of Credit, and provided by a Person that is an Agent, Lender or Affiliate on the date the agreement giving rise to such banking products or services are entered into.
“Bank Product Debt” shall mean Indebtedness and other obligations or liabilities of a Credit Party owed to the provider of a Bank Product.
“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in respect of Secured Bank Product Obligations, including reserves which the Administrative Agent shall establish in the amounts set forth in written notices from the Secured Bank Product Providers described in the definition of the term “Secured Bank Product Obligations”. The amount of any Bank Product Reserve established by the Administrative Agent (x) shall have a reasonable relationship to the Secured Bank Product Obligation that is the basis for such Reserve as determined by the Administrative Agent in good faith and (y) shall not be duplicative of other Reserves then in effect.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Benchmark” shall mean, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)     the Adjusted Daily Simple SOFR;
    (2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14.

“Beneficial Ownership Certification” shall mean~~s~~ a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean~~s~~ 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocked Account Agreement” shall have the meaning provided in Section 9.16(a).
“Blocked Accounts” shall have the meaning provided in Section 9.16(a).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” shall have the meaning provided in the preamble to this Agreement.
“Borrower Materials” shall have the meaning provided in Section 13.17(c).

“Borrowing” shall mean (i) Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of ~~LIBOR~~SOFR Loans, as to which a single Interest Period is in effect or (ii) a Swingline Loan.
“Borrowing Base” shall mean, at any time of calculation, an amount equal to:
(a)    90% of the face amount of the Eligible Credit Card Receivables of the Credit Parties on a consolidated basis; plus
(b)    90% of the NOLV Percentage of the Eligible Inventory of the Credit Parties on a consolidated basis; minus
(c)    the then applicable amount of all Reserves.

“Borrowing Base Certificate” shall mean a certificate, signed and certified as accurate and complete by the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower, in substantially the form of Exhibit N or another form which is acceptable to the Administrative Agent in its reasonable discretion.
“Business Day” shall mean any day ~~excluding~~(other than a Saturday~~,~~ or a Sunday~~, and any other day~~) on which ~~banking institutions~~banks are open for business in New York City ~~are authorized by law or other governmental~~; provided that, in a~~c~~ddition~~s~~ to ~~close, and, if such day~~the foregoing, a Business Day shall be (a) in relat~~es~~ion to RFR Loans and any interest rate settings ~~as to a LIBOR Loan, any~~, fundings, disbursements, settlements~~, and~~ or payments ~~in respect~~ of any such ~~LIBOR~~RFR Loan, or any other dealings ~~in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.~~of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including capitalized software expenditures, website development costs, website content development costs, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease or a financial lease on the balance sheet of that Person, subject to Section 1.12.
“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).
“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Section 1.12.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.
“Cash Collateral” shall have a meaning correlative to the immediately succeeding paragraph and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuers shall agree in their sole discretion, other credit support. “Cash Collateralization” has a correlative meaning.
“Cash Dominion Period” shall mean (a) the period from the date that Excess Availability is less than the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $60,000,000 for five (5) consecutive Business Days until the date that Excess Availability has been at least the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $60,000,000 for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.
“Cash Equivalents” shall mean:
    (i)    Dollars,
    (ii)    (a) Euro, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,
    (iii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition,
    (iv)    certificates of deposit~~, time deposits,~~ and ~~eurodollar~~ time deposits with maturities of 36 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000,
    (v)    repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,
    (vi)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case with average maturities of 36 months or less from the date of creation thereof,
    (vii)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case with average maturities of 36 months or less from the date of creation or acquisition thereof,

    (viii)    readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 36 months or less from the date of acquisition,
    (ix)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 36 months or less from the date of acquisition,
    (x)    solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case with average maturities of 36 months or less from the date of acquisition, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,
    (xi)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies,
    (xii)    investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above,
    (xiii)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (iv) above, in each case the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (i) through (xii) above, and
    (xiv)    Credit Card Receivables
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than Credit Card Receivables) will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement with the Borrower or any Restricted Subsidiary, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) any Person that is designated by the Borrower as a “Cash Management Bank” by written notice to the Administrative Agent substantially in the form of Exhibit M-2 or such other form reasonably acceptable to the Administrative Agent.
“Cash Management Services” shall mean any one or more of the following types of services or facilities provided to any Credit Party by any Person who on the date of the agreement giving rise thereto is entered into is an Agent or a Lender or an Affiliate of an Agent or a Lender (a) ACH transactions; (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services; (c) foreign exchange facilities; (d) credit card processing services; (e) purchase cards; and (f) credit or debit cards.
“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” shall mean a Subsidiary of the Borrower substantially all of the assets of which consist of equity and/or indebtedness of one or more Foreign Subsidiaries that are CFCs.
“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Restatement Effective Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Restatement Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and be deemed to have occurred if (i) [reserved]; (ii) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds 35% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; (iii) at any time, a Change of Control (as defined in the Term Loan Credit Agreement) shall have occurred; or (iv) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding equity interests of the Borrower. For the purpose of clauses (ii) and (iv) at any time when a majority of the outstanding Voting Stock of Holdings is directly or indirectly owned by a Parent Entity or, if applicable, a Parent Entity acts as the manager, managing member or general partner of Holdings, references in this definition to “Holdings” shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock or acts as (or, if applicable, is a Parent Entity that directly or indirectly owns a majority of the outstanding Voting

Stock of) such manager, managing member or general partner. For purposes of this definition, (i) ~~”~~“beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (ii) of this definition is triggered and (iv) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.
“Chattel Paper” has the meaning provided in the Security Agreement.
“Claims” has the meaning provided in the definition of “Environmental Claims”.
“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Incremental Revolving Credit Loans or Swingline Loans, and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or an Incremental Commitment.
“Closing Date” shall mean August 3, 2011.
“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.
“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9, and any Affiliate or designee of JPMorgan Chase Bank, N.A. may act as the Collateral Agent under any Credit Document.
“Commercial Letter of Credit” shall mean any Letter of Credit or, with respect to Secured Commercial LC Facilities, any letter of credit, in each case issued for the purpose of providing the primary payment mechanism or credit support in connection with the purchase of any materials, goods or services by the Borrower in the ordinary course of business.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean a rate per annum equal to 0.25%.
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment or Incremental Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.17(a).
“Compliance Certificate” shall mean a certificate of a responsible financial or accounting officer of the Borrower delivered pursuant to Section 9.1(d) for the applicable Test Period (which shall include a reasonably detailed calculation of Consolidated EBITDA for such Test Period).
“Compliance Period” shall mean any period beginning on the date that Excess Availability is less than the greater of (a) 10% of the Maximum Borrowing Amount and (b) $60,000,000, until the date that Excess Availability has been at least the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $60,000,000 for twenty (20) consecutive calendar days.
“Confidential Information” shall have the meaning provided in Section 13.16.
“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:
    (i)    increased (without duplication) by:
(a)    provision for taxes based on income, revenue or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest related to such taxes or arising from any tax examinations (and not added back) in computing Consolidated Net Income and any payments to any direct or indirect parent in respect of such taxes, plus
(b)    Fixed Charges of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus
(c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus

(d)    any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Restatement Effective Date), including (1) such fees, expenses, or charges related to the incurrence of the Term Loans and the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, and (3) any amendment or other modification of the Term Loans, the Loans hereunder or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus
(e)    any other non-cash charges, including any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus
(f)    the amount of any net income (loss) attributable to non-controlling interests in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus
(g)    the amount of management, monitoring, consulting, and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Initial Investors or any of their respective Affiliates, plus
(h)    costs of surety bonds incurred in such period in connection with financing activities, plus
(i)    increases in Consolidated EBITDA projected by the Borrower in good faith to result from Permitted Acquisitions or transactions involving new or expanded services facilities, lines of business or operations, in each case which have been consummated or are reasonably expected to be consummated pursuant to agreements or letters of intent that have been entered into with respect thereto, reflecting any projected increase in the businesses and services of the Borrower and its Restricted Subsidiaries and such Acquired Entity or Business or new or expanded services, facilities, lines of business or operations, in each case attributable to the applicable transaction and that are reasonably identifiable and factually supportable, plus
(j)     the amount of reasonably identifiable and factually supportable “run-rate” cost savings and revenue synergies, operating expense reductions, operating enhancements and other synergies that are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, and revenue synergies operating expense reductions, and synergies shall be calculated on a Pro Forma Basis as though such cost savings, and revenue synergies operating expense reductions, operating enhancements or other synergies had been realized on the first day of such period), plus
(k)    the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, plus
(l)    any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock), plus
(m)    the amount of expenses relating to payments made to option, phantom equity or profits interest holders of the Borrower or any of its any direct or indirect subsidiaries or parent companies in connection with, or as a result of, any distribution being made to equity holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person or its direct or indirect parent companies resulting from the application of Financial Accounting Standards Codification Topic 718— Compensation – Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123 (Revised 2004)), plus
(n)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus
(o)    cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus
(p)    to the extent not already included in the Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus

(q)    charges, expenses, and other items described in (1) the Lender Presentation or (2) any quality of earnings report reasonably prepared in good faith by a nationally recognized accounting firm in connection with any Specified Transaction actually consummated by the Borrower or its Restricted Subsidiaries and delivered to the Administrative Agent, plus
(r)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus
(s)    the aggregate amount of “run-rate” Consolidated EBITDA reasonably expect to be derived from contracted revenue under any contract in place as of the end of such period projected by Holdings in good faith for the period of four consecutive fiscal quarters of Holdings following the end of such period, as if such contracted revenue was applicable (calculated, if applicable, using the historical average derived from such contract over the immediately preceding three year period and without duplication of any Consolidated EBITDA actually reflected in such four consecutive fiscal quarter period) during the entire period, plus
(t)    any costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of the Borrower or any of its Restricted Subsidiaries, plus
(u)    pre-opening costs and expenses in connection with new retail locations and losses from any such new location during the first year after opening, plus
(v)    costs and expenses in connection with project ramp-ups that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower), plus
(w)    the amount of any loss attributable to a new store, distribution center, facility or business until the date that is 24 months after the date of commencement of construction or the date of acquisition or launch thereof, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by an Authorized Officer of the Borrower, (B) losses attributable to such store, distribution center, facility or business after 24 months from the date of commencement of construction or the date of acquisition of such store, distribution center or facility, as the case may be, shall not be included in this clause (s), and (C) no amounts shall be added pursuant to this clause (s) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (i) above with respect to such period, and;
    (ii)    decreased by (without duplication), non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840— Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein, plus;
    (iii)    increased or decreased by (without duplication):
(a)    any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and
(b)    any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification Topic 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.
For the avoidance of doubt:
    (i)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,
    (ii)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); and
    (iii)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a

“Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.
“Consolidated Interest Expense” shall mean the sum of (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from (x) the net amortization of original issue discount and original issuance premium from the issuance of Indebtedness of such Person and its Restricted Subsidiaries (excluding any Indebtedness borrowed under the Term Loan Facility or this Agreement in connection with the Transactions), plus (y) pay-in-kind interest expense of such Person and its Restricted Subsidiaries but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Receivables Facility, (e) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (k) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and on an after-tax basis to the extent appropriate, and otherwise determined in accordance with GAAP; provided that, without duplication,
    (i)    extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or bases’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), shall be excluded,
    (ii)    at the election of the Borrower subject to the provisions set forth in Section 1.3, the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, shall be excluded,
    (iii)    any gain (loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), shall be excluded,
    (iv)    any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors of the Borrower, shall be excluded,
    (v)    the Net Income for such period of any Person that is not the Borrower or a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period, shall be excluded,
    (vi)    [reserved],
    (vii)    effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles – Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Restatement Effective Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
    (viii)    (a) any effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,
    (ix)    any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement No. 144) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded,
    (x)    (a) any non-cash compensation expense recorded from or in connection with any share-based compensation arrangements including stock appreciation or similar rights, phantom equity, stock options, restricted stock, capital or profits interests or other rights to officers, directors, managers, or employees and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,
    (xi)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Restatement Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
    (xii)    accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Restatement Effective Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,
    (xiii)    to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,
    (xiv)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,
    (xv)    any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Restatement Effective Date shall be excluded,
    (xvi)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs shall be excluded, and

    (xvii)    any amounts paid pursuant to clause (15) of Section 10.5(b) other than subclause (E)(ii) thereof that are used to fund payments that, if paid by the Borrower would have reduced Net Income, shall be included to reduce Net Income.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.
“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations); provided that (i) Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder and (ii) the amount of any Indebtedness outstanding hereunder on any date shall be deemed to be the average daily amount of such Indebtedness thereunder for the most recent twelve month period ending on such date (and for any period ending prior to the one year anniversary of the Restatement Effective Date, the average daily amount outstanding thereunder during such period).
“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Borrower and the Restricted Subsidiaries to (ii) Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of determination, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.
“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean~~s~~ any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” ~~has~~shall have the meaning assigned to it in Section 13.27.
“Credit Card Receivables” shall mean, as of any date of determination, the amount due from third-party financial institutions for credit and debit card transactions that would, in conformity with GAAP, be set forth opposite the caption “cash equivalents” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.
“Credit Documents” shall mean this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, each Incremental Facility Amendment, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Party” shall mean Holdings, the Borrower and the other Guarantors.
“Cure Amount” shall have the meaning provided in Section 11.13.
“Cure Period” shall have the meaning provided in Section 11.3.
“Cure Right” shall have the meaning provided in Section 11.13.
“Customs Broker Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among a Credit Party, a customs broker or other carrier and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent, and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.
“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day

immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“DDAs” shall mean any checking or other demand deposit account maintained by any of the Credit Parties that is a primary concentration account.
“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.
“Deposit Account” shall have the meaning provided in the Uniform Commercial Code in the state of New York.
“Designated Disbursement Account” shall have the meaning provided in Section 9.16(d).
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.
“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower or parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).
“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“disposition” shall have the meaning assigned such term in clause (i) of the definition of “Asset Sale”.
~~“Distressed Person” ” shall have the meaning provided in the definition of “Lender Related Distress Event”.~~
“Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to the Administrative Agent and the Joint Lead Arrangers and Bookrunners prior to the commencement of “primary syndication” as being Disqualified Lenders, (ii) who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable solely on the basis of the similarity of such Affiliate’s name. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.
“Distressed Person” shall have the meaning provided in the definition of “Lender Related Distress Event”.
“Dollars” and “$” shall mean dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
~~“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.~~
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to a Credit Party from major credit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club and DiscoverCard) as arise in the ordinary course of business and which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Receivables:
(a)    Accounts due from major credit card processors that have been outstanding for more than five Business Days from the date of sale or for such longer period as may be approved by the Administrative Agent;
(b)    Accounts due from major credit card processors with respect to which a Credit Party does not have good, valid and marketable title thereto;
(c)    Accounts due from major credit card processors that are not subject to a first priority security interest in favor of the Administrative Agent for its own benefit and the benefit of the other Secured Parties;
(d)    Accounts due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause); or
(f)    Accounts due from major credit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which the Administrative Agent determines in its commercially reasonable discretion acting in good faith to be unlikely to be collected.
“Eligible In-Transit Inventory” shall mean, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) (i) that has been delivered to a carrier in a foreign port or foreign airport for receipt by a Credit Party in the United States within sixty (60) days of the date of determination, but which has not yet been received by a Credit Party or (ii) that has been delivered to a carrier in the United States for receipt by a Credit Party in the United States within five (5) Business Days of the date of determination, but which has not yet been received by a Credit Party, (b) for which the purchase order is in the name of a Credit Party and title has passed to a Credit Party, (c) except as otherwise agreed by the Administrative Agent, for which the document of title or waybill reflects a Credit Party as consignee (along with delivery to a Credit Party or its customs broker of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement), (e) that is insured in accordance with the provisions of this Agreement and the other Credit Documents, including, without limitation marine cargo insurance and (f) that otherwise is not excluded from the definition of “Eligible Inventory”; provided that the Administrative Agent may, upon notice to the Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent, or may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory; provided further that, as of any date of determination, the aggregate NOLV Percentage of Eligible In-Transit Inventory and Eligible Letter of Credit Inventory shall not exceed 20% of the Borrowing Base.
“Eligible Inventory” shall mean, as of any date of determination, without duplication, (1) Eligible Letter of Credit Inventory and Eligible In-Transit Inventory and (2) Inventory comprised of finished goods, merchantable and readily saleable to the public in the ordinary course, in each case that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:
(a)    Inventory that is not solely owned by a Credit Party, or is leased by or is on consignment to a Credit Party, or as to which the Credit Parties do not have title thereto;
(b)    Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located in the United States of America (or any territories or possessions thereof);
(c)    Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located at a location that is owned or leased by a Credit Party, except to the extent that (i) the Borrower has furnished the Administrative Agent with a landlord’s lien waiver and collateral access agreement reasonably acceptable to the Administrative Agent executed by the applicable bailee or (ii) in the event that the Borrower has not furnished the landlord’s lien waiver (if applicable) and collateral access agreement contemplated in the foregoing clause (i) after using commercially reasonable efforts to do so, an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion in an amount of up to three months of the rent or other charges due with respect to such bailee;
(d)    Inventory that is located at a distribution center, retail store or other location that is leased by a Credit Party, except to the extent that (i) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion in an amount of up to three months of the rent due with respect to such distribution center, retail store or other location or (ii) the Borrower has furnished the Administrative Agent with a landlord’s lien waiver and collateral access agreement on terms reasonably acceptable to the Administrative Agent executed by the Person owning any such distribution center, retail store or other location (it being understood that in any jurisdiction providing for a common law or statutory landlord’s lien on the personal property of tenants, which lien would be superior to that of the Administrative Agent, the Borrower will use commercially reasonable efforts to provide such documentation);
(e)    Inventory that represents goods that (i) are obsolete, damaged, defective, “seconds,” classified by the Credit Parties as salvage or aged Inventory, or otherwise unmerchantable, (ii) are classified by the Credit Parties as awaiting, or are otherwise being held for, quality control inspection, (iii) are to be returned to the vendor, (iv) are work in process or that constitute spare parts or supplies used or consumed in a Credit Parties’ business, (v) are bill and hold goods or (vi) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority with respect thereto;
(f)    except as otherwise agreed by the Administrative Agent, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;
(g)    Inventory that is not subject to a perfected first priority security interest in favor of the Administrative Agent, for its own benefit and the benefit of the other Secured Parties;
(h)    Inventory that constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods (other than goods that are undamaged and able to be resold in the ordinary course of business), defective goods, unfinished goods, goods held on consignment, goods to be returned to a Credit Party’s suppliers or goods which are not of a type held for sale in the ordinary course of business;
(i)    Inventory as to which casualty insurance in compliance with the provisions of Section 9.3 is not in effect;
(j)    Inventory which has been sold but not yet delivered or Inventory to the extent that any Credit Party has accepted a deposit therefor; or
(k)    Inventory acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (i) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Permitted Acquisition and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent.
“Eligible Letter of Credit Inventory” shall mean, as of any date of determination (without duplication of other Eligible Inventory), Inventory:
(a)    (i) that has been delivered to a carrier in a foreign port or foreign airport for receipt by a Credit Party in the United States within sixty (60) days of the date of determination, but that has not yet been received by a Credit Party, or (ii) that has been delivered to a carrier in the United States for receipt by a Credit Party in the United States within five (5) Business Days of the date of determination, but which has not yet been received by a Credit Party;
(b)    the purchase order for which is in the name of a Credit Party, title has passed to a Credit Party and the purchase of which is supported by a Commercial Letter of Credit issued under either this Agreement or a Secured Commercial LC Facility having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit; provided that ninety percent (90%) of the maximum Stated Amount all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit;

(c)    for which the document of title or waybill reflects a Credit Party as consignee (along with delivery to a Credit Party or its customs broker of the documents of title, to the extent applicable, with respect thereto);
(d)    as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);
(e)    that is insured in accordance with the provisions of this Agreement and the other Credit Documents, including, without limitation marine cargo insurance; and
(f)    that otherwise is not excluded from the definition of “Eligible Inventory”;
provided that the Administrative Agent may, upon notice to the Borrower, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent, or may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory; provided further that, as of any date of determination, the aggregate amount attributable to Eligible In-Transit Inventory and Eligible Letter of Credit Inventory shall not exceed 20% of the Borrowing Base.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.
“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Borrower, Holdings or any direct or indirect parent company of Holdings (excluding Disqualified Stock), other than: (i) public offerings with respect to the Borrower or any of its direct or indirect parent company’s common stock registered on Form S-8, (ii) issuances to any

Subsidiary of Holdings or the Borrower, (iii) any such public or private sale that constitutes an Excluded Contribution and (iv) any Cure Amount.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Availability” shall mean, at any time, the remainder of (a) the sum, without duplication, of (i) the Maximum Borrowing Amount plus (ii) Qualified Cash at such time, minus

(b) the aggregate Revolving Credit Exposures (including the Letter of Credit Exposure) of all Lenders at such time.
“Excluded Account” shall have the meaning given such term in Section 9.16(d).
“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by either a senior vice president or the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of Section 10.5(a); provided that (i) any non-cash assets shall qualify only if acquired by a parent of the Borrower in an arm’s-length transaction within the six months prior to such contribution and (ii) no Cure Amount shall constitute an Excluded Contribution.
“Excluded Property” shall have the meaning set forth in the Security Agreement.
“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Voting Stock and Stock Equivalents entitled to vote of any Foreign Subsidiary that is a CFC or any CFC Holding Company, any such Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary or CFC Holding Company in excess of 66% of the total voting power of all such Voting Stock or Stock Equivalents of such Foreign Subsidiary or CFC Holding Company (provided that, for the avoidance of doubt, such 66% limitation shall not apply to (x) Capital Stock other than Voting Stock or (y) Stock Equivalents that are not entitled to vote), (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of “Permitted Lien” or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not Wholly-Owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial

Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Borrower or any Subsidiary or any direct or indirect parent entity as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, and (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary or is an Unrestricted Subsidiary, a captive insurance Subsidiary, an SPV or any special purpose entity.
“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on (x) a consolidated basis with its Restricted Subsidiaries, if determined on the Restatement Effective Date by reference to the Historical Financial Statements or (y) a consolidated basis with its Restricted Subsidiaries, if determined after the Restatement Effective Date by reference to the financial statements delivered to the Administrative Agent pursuant to Section 9.1(a) and (b)) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) any CFC Holding Company, (iv) any Subsidiary of a Foreign Subsidiary that is a CFC, (v) any Foreign Subsidiary, (vi) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (vii) each Subsidiary with respect to which, as reasonably determined by the Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (viii) each Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Administrative Agent, providing such a Guarantee would result in material adverse tax consequences to the Borrower or any Subsidiary, (ix) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom (x) each Unrestricted Subsidiary, (xi) any Receivables Subsidiary, (xii) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (xiii) each SPV or not-for-profit Subsidiary.
“Excluded Swap Obligation” shall mean, with respect to the Borrower or any Subsidiary Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Persons and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) any Taxes imposed on or measured by such recipient’s overall net income, net profits, or branch profits (however denominated), and franchise (and similar) Taxes imposed on such recipient (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction (other than any such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any Credit Document that is required to be imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to laws in force at the time such Lender (a) acquires such interest in the applicable Loan or Commitment or (b) designates a new lending office, other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except in each case to the extent that amounts with respect to such withholding Tax were payable pursuant to Section 5.4 either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before such Lender designated a new lending office,(iii) any Taxes attributable to such recipient’s failure to comply with Section 5.4(e), or (iv) any withholding Tax imposed under FATCA.
“Existing ABL Facility” shall mean that certain Credit Agreement, dated as of July 2, 2015, by and among the Borrower, certain of the Borrower’s subsidiaries, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Existing Debt Facilities” shall mean the Existing Term Loan Facility and the Existing ABL Facility.
“Existing Letters of Credit” shall mean each letter of credit existing on the Closing Date and identified on Schedule 1.1(c).
“Existing Term Loan Facility” shall mean the Credit Agreement, dated as of August 3, 2011, by and among the Borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.
“Expiring Credit Commitment” shall have the meaning provided in Section 2.1(d).
“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Notice of Borrowing or a Notice of Conversion or Continuation by email or fax or through electronic system as provided in Section 13.2, and (b) to accept a Notice of Borrowing or Notice of Conversion or Continuation telephonically.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended successor version described above), any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing, and any laws, fiscal or regulatory legislation, rules, guidance notes and practices adopted by a U.S. or non-U.S. jurisdiction to effect the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions~~,~~ (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time~~,~~) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than ~~zero~~0%, such rate shall be deemed to be ~~zero~~0% for the purposes of this Agreement.
    “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Financed Capital Expenditures” shall mean, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are financed with the proceeds of Indebtedness (other than Revolving Loans) or net cash proceeds of any incurrence or issuance of Indebtedness or any issuance of Equity Interests, provided, in each case such net cash proceeds are received substantially contemporaneously with any such Capital Expenditures.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other similar officer of the Borrower.
“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit I-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent, and the representatives for purposes thereof for holders of one or more classes of First Lien Obligations (other than the Obligations).
“First Lien Obligations” shall mean the Obligations that are secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.
“Fixed Charge Coverage Ratio” shall mean the ratio of (a) (1) Consolidated EBITDA minus (2) cash taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of the Borrower and its Restricted Subsidiaries paid in cash during such Test Period minus (3) Capital Expenditures paid in cash during the applicable Test Period (other than Financed Capital Expenditures) to (b) (1) Consolidated Interest Expense plus (2) the aggregate amount of scheduled principal payments in respect of long term Consolidated Total Debt of the

Borrower and its Restricted Subsidiaries made during such period (other than payments made by the Borrower or any Restricted Subsidiary to the Borrower or a Restricted Subsidiary), all calculated for such period for the Borrower and its Restricted Subsidiaries on a consolidated basis.
“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:
    (i)    Consolidated Interest Expense of such Person and its Restricted Subsidiaries on a consolidated basis for such period,
    (ii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and
    (iii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0%.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such

Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).
“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Restatement Effective Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.
“General Intangible” has the meaning provided in the Security Agreement.
“Gochman Investors” shall mean (i) each of David E Gochman and Molly Gochman, (ii) any trust for the direct or indirect benefit of any of the individuals referred to in clause (i) and (iii) any Person more than 50% of the Equity Interests of which is owned or controlled by any of the individuals referred to in clause (i), including MSI 2011 LLC and MG Family Limited Partnership.
“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Guarantee” shall mean (i) the ABL Holdings Guarantee made by Holdings, the Texas Intermediate Holdcos and each other Intermediate Holdco (subject to Section 9.14), substantially in the form of Exhibit B-1, and the Amended and Restated ABL Guarantee made by each other Guarantor, substantially in the form of Exhibit B-2, in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) any other guarantee of the Obligations made by any Subsidiary of Holdings or a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (i) each Subsidiary of the Borrower that is party to the Guarantee on the Restatement Effective Date, (ii) each Subsidiary of Holdings that becomes a party to the Guarantee after the Restatement Effective Date pursuant to Section 9.11, Section 9.14 or otherwise and (iii) Holdings and the Texas Intermediate Holdcos; provided that in no event shall any Excluded Subsidiary be required to be a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).
“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.
“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement with the Borrower or any Restricted Subsidiary, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Restatement Effective Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Restatement Effective Date and (ii) any other Person that is designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agent substantially in the form of Exhibit M-1 or such other form reasonably acceptable to the Administrative Agent.
“Hedge Termination Value” shall mean, in respect of any one or more Secured Hedge Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Secured Hedge Obligations, (a) for any date on or after the date such Secured Hedge Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) or maximum peak exposure value for such Secured Hedge Obligations, as determined based upon customary industry practices.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.
“Historical Financial Statements” shall mean the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended February 2, 2013, February 1, 2014 and January 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of Holdings and its Subsidiaries, including the notes thereto.
“Holdings” shall mean (i) New Academy Holding Company, LLC or (ii) after the Restatement Effective Date, any other Person or Persons (“New Holdings”) that is a Subsidiary of Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (“Previous Holdings”); provided that (a) such New Holdings directly or indirectly through Intermediate Holdcos owns 100% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) if reasonably requested by the Administrative Agent, an opinion of counsel shall be delivered by the Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not violate this Agreement or any other Credit Document, (d) all Capital Stock of the Borrower shall be pledged to secure the Obligations, (e) (i) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default and (f) no Change of Control shall have occurred and (ii) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder); provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to New Holdings.
“ICC” shall have the meaning provided in the definition of “UCP”.
“IFRS” shall have the meaning given to such term in the definition of “GAAP”.
~~“Impacted Interest Period” shall have the meaning given to such term in the definition of “LIBOR Rate”.~~

“Impacted Loans” shall have the meaning provided in Section 2.10(a).
“Incremental Commitment” shall have the meaning provided in Section ~~2.14~~2.15(a).
“Incremental Facility Amendment” shall have the meaning provided in Section ~~2.14~~2.15(b)(ii).
“Incremental Lender” shall mean, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any Incremental Commitment pursuant to an Incremental Facility Amendment in accordance with Section ~~2.14~~2.15.
“Incremental Revolving Credit Loan” shall mean any loan made pursuant to an Incremental Facility Amendment in accordance with Section ~~2.14~~2.15.
“Incremental Revolving Credit Maturity Date” shall mean the date on which any tranche of Revolving Credit Loans made pursuant to the Lenders’ Incremental Commitments matures.
“incur” and “incurrence” shall have the meaning provided in Section 10.1.
“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties or (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.
For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5.
“Indemnified Person” shall have the meaning provided in Section 13.5.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.
“Initial Investors” shall mean Kohlberg Kravis Roberts & Co. L.P. and its Affiliates, but not including, however, any portfolio companies of any of the foregoing.
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall mean U.S. intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisionals, re-issues, re-examinations, or similar legal protections related to the foregoing.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Intermediate Holdcos” shall mean the Texas Intermediate Holdcos and any other Subsidiary of Holdings that becomes a party to the Guarantee in the form of Exhibit B-1 after the Restatement Effective Date pursuant to Section 9.11(y).
~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be determined to be zero for purposes of this Agreement.~~
“Inventory” shall have the meaning assigned to such term in the Security Agreement.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans (including guarantees), advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
For purposes of the definition of “Unrestricted Subsidiary” and Section 10.5,
    (i)    Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
    (ii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.
“Investment Grade Securities” shall mean:
    (i)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
    (ii)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among a the Borrower and its Subsidiaries,
    (iii)    investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

    (iv)    corresponding instruments in countries other than the United States customarily utilized for high-quality investments.
“IPO” shall mean the initial public offering of common Equity Interests in a parent entity of Holdings that was consummated on October 1, 2020.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by the Letter of Credit Issuer and the Borrower (or any other Restricted Subsidiary or Holdings) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
“Joint Lead Arrangers and Bookrunners” shall mean J.P. Morgan Securities LLC, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Regions Capital Markets, U.S. Bank National Association, Wells Fargo Bank N.A., the Amendment No. 1 Arrangers and the Amendment No. 2 Arrangers.
“Junior Debt” shall mean any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) in respect of Subordinated Indebtedness.
“KKR” shall mean each of Kohlberg Kravis Roberts & Co. L.P. and KKR 2006 Fund L.P.
~~“Last Out Tranche” shall have the meaning provided in Section 2.14(d).~~
~~“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time as extended in accordance with this Agreement from time to time.~~
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Facility Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.
“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).
“L/C Sublimit” shall mean up to $40,000,000 aggregate amount of Letters of Credit that may be issued under the Revolving Credit Facility.
“Last Out Tranche” shall have the meaning provided in Section 2.15(d).
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time as extended in accordance with this Agreement from time to time.
“LCT Election” shall have the meaning provided in Section 1.12(b).
“LCT Test Date” shall have the meaning provided in Section 1.12(b).
“Lender” shall have the meaning provided in the preamble to this Agreement.
“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two business days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within two business days of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement or the Term Loan Facility, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action.
“Lender Party” means the Administrative Agent, each Letter of Credit Issuer, the Swingline Lender or any other Lender.
“Lender Presentation” shall mean the lender presentation dated June 2, 2015 and presented to the Lenders in connection with the syndication of the Loans under this Agreement.
“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any

Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.
“Lender-Related Person” shall have the meaning provided in Section 13.5(b).
“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1 and each Existing Letter of Credit.
“Letter of Credit Commitment” shall mean, with respect to (i) JPMorgan Chase Bank, N.A. in its capacity as a Letter of Credit Issuer, 25% of the L/C Sublimit, (ii) with respect to Bank of America, N.A., in its capacity as a Letter of Credit Issuer, 25% of the L/C Sublimit, (iii) with respect to Capital One, National Association, in its capacity as a Letter of Credit Issuer, 25% of the L/C Sublimit and (iv) with respect to Wells Fargo Bank, National Association in its capacity as a Letter of Credit Issuer, 25% of the L/C Sublimit, in each case as may be increased or reduced from time to time pursuant to Section 3.1.
“Letter of Credit Expiration Date” shall mean the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean (i) JPMorgan Chase Bank, N.A., Bank of America, N.A., Capital One, National Association and Wells Fargo Bank, National Association, (ii) any of their respective Affiliates or branches and (iii) any replacement, additional issuer, or successor pursuant to Section 3.6. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit L or another form which is acceptable to the Letter of Credit Issuer in its reasonable discretion.
“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.
~~“LIBOR” shall have the meaning provided in the definition of “LIBOR Rate.”~~
~~“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.~~

~~“LIBOR Rate” shall mean,~~
    ~~(i)    for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) (“LIBOR”) or successor rate, which rate is approved by the Administrative Agent, on the applicable Reuters screen page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBOR Rate for such LIBOR Loan shall be the Interpolated Rate, subject to Section 2.10 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error);~~
    ~~(ii)    for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower; provided, further, that in the case of an Impacted Interest Period, the LIBOR Rate for such ABR Loan shall be the Interpolated Rate, subject to Section 2.10 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); and~~
    ~~(iii)    if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.~~
~~Notwithstanding the above, to the extent that “LIBOR Rate” or “Adjusted LIBOR Rate” is used in connection with an ABR Loan, such rate shall be determined as modified by the definition of ABR.~~
~~“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).~~
~~“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not~~

~~administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).~~
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to, give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub-license or cross-license to Intellectual Property be deemed to constitute a Lien.
“Limited Condition Transaction” shall mean any transaction by one or more of Holdings, the Borrower and the Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan” shall mean any Revolving Loan, Swingline Loan or Protective Advance or any other loan or advance made by any Lender pursuant to this Agreement.
“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).
“Master Agreement” shall have the meaning provided in the definition of the term “Hedge Agreement.”
“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.
“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Restatement Effective Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xiii) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.
“Maturity Date” shall mean the Revolving Credit Maturity Date or any Incremental Revolving Credit Maturity Date, as applicable.

“Maximum ABL Incremental Facilities Amount” shall have the meaning given to that term in Section ~~2.14~~2.15.
“Maximum Borrowing Amount” shall mean the lesser of (a) the aggregate Revolving Credit Commitments at such time and (b) the Borrowing Base.
“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of ~~LIBOR~~SOFR Loans, $5,000,000 and (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 102% of the outstanding amount of all L/C Obligations.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by local laws, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned in fee by the Borrower or a Subsidiary Credit Party and identified on Schedule 1.1(a), and each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.
~~“New Holdings” shall have the meaning provided in the definition of “Holdings”.~~
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Holdings” shall have the meaning provided in the definition of “Holdings”.

“NOLV Percentage” shall mean the net orderly liquidation value of Eligible Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Inventory of the Credit Parties performed by an appraiser and on terms reasonably satisfactory to the Administrative Agent.
“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).
“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Expiring Credit Commitment” shall have the meaning provided in Section 2.1(d).
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).
“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notes Agent” means, initially, The Bank of New York Mellon Trust Company, N.A. in its capacity as trustee under the Notes Agreement (or any successor agent or trustee thereunder or under any replacement thereof) and any other indenture trustee, collateral agent or other representative appointed as such under any Notes Documents.
“Notes Agreement” means that certain senior secured notes indenture dated as of the Amendment No. 2 Effective Date, by and among Borrower, as issuer and the Notes Agent.
“Notes Documents” means, collectively, the Notes Agreement and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith.
“Notes Obligations” means the Indebtedness and other obligations of Borrower and its Subsidiaries under the Notes Documents.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“Noticed Cash Management Obligations” shall mean any Secured Cash Management Obligations with respect to which the Borrower and the Secured Party with respect thereto have notified the Administrative Agent of the intent to include such Secured Cash Management Obligations as Noticed Cash Management Obligations hereunder (so long as such designation, and the resulting Secured Cash Management Reserves at the time of designation, would not result in an Overadvance) and with respect to which a Secured Cash Management Reserve has subsequently been established in the amount set forth in such notice; provided that such designation shall be made within ten (10) Business Days of (i) the Restatement Effective Date if such Cash Management Services are in place on the Restatement Effective Date or (ii) the date such Cash Management Services are commenced if not in place on the Restatement Effective Date.
“Noticed Hedge” shall mean any Secured Hedge Obligations arising under a Hedge Agreement with respect to which the Borrower and the Secured Party thereof have notified the Administrative Agent of the intent to include such Secured Hedge Obligations as a Noticed

Hedge hereunder (so long as such designation, and the resulting Secured Hedge Reserves at the time of designation, would not result in an Overadvance) and with respect to which a Secured Hedge Reserve has subsequently been established in the amount set forth in such notice; provided that such designation shall be made within ten (10) Business Days of (i) the Restatement Effective Date if such Hedge Agreement is in place on the Restatement Effective Date or (ii) the date such Hedge Agreement is entered into if such Hedge Agreement is not in place on the Restatement Effective Date.
“NYFRB” shall mean the Federal Reserve Bank of New York.
~~“NYFRB Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.~~
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan, Letter of Credit, Secured Bank Product Obligations or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.
“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a present or former connection between the Lender and the taxing jurisdiction (other than a connection arising solely from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), except to the extent that any such action described in this proviso is requested or required by the Borrower pursuant to Section 13.7 or (ii) Excluded Taxes.
“Overadvance” shall mean at any time the amount by which the aggregate outstanding Revolving Credit Exposure exceeds the Borrowing Base.
“Overadvance Condition” shall mean and is deemed to exist any time the aggregate outstanding Revolving Credit Exposure exceeds the Borrowing Base.
“Overadvance Loan” shall mean an ABR Loan made at a time an Overadvance Condition exists or which results in an Overadvance Condition.
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight ~~E~~eurodollar ~~borrowings~~transactions denominated in Dollars by U.S.-managed banking offices of depository institutions~~,~~ (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time~~,~~) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership), including any managing member, of Holdings and/or the Borrower.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patriot Act” shall have the meaning provided in Section 13.18.
“Payment Account” shall have the meaning provided in Section 9.16(c).
“Payment Conditions” shall mean the following: (a) no Specified Default exists or would arise after giving effect to such transaction, (b) Pro Forma Compliance for the most recently ended Test Period with a Fixed Charge Coverage Ratio equal to or greater than 1.0:1.0 and (c) the Borrower shall have pro forma Excess Availability giving effect to such transaction as of the date of such transaction (and would have had pro forma Excess Availability giving effect to such transaction for each day in the period of 20 calendar days immediately preceding such action) in excess of the greater of 15% (or 12.5% in the case of Restricted Investments and unsecured Indebtedness) of the Maximum Borrowing Amount and $90,000,000 (or $75,000,000 in the case of Restricted Investments and unsecured Indebtedness); provided that the condition set forth in clause (b) shall not be applicable if the Borrower has pro forma Excess Availability giving effect to such transaction as of the date of such transaction (and would have had pro forma Excess Availability giving effect to such transaction for each day in the period of 20 calendar days immediately preceding such action) in excess of the greater of 20% of the Maximum Borrowing Amount (or 17.5% in the case of Restricted Investments and unsecured Indebtedness) and $120,000,000 (or $105,000,000 in the case of Restricted Investments and unsecured Indebtedness).

“Payment Intangible” shall have the meaning provided in the Uniform Commercial Code.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of “Permitted Investments”.
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.
“Permitted Discretion” shall mean the Administrative Agent’s reasonable credit judgment (from the perspective of an asset-based lender) in establishing Reserves, exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable laws that may inhibit collection of an Eligible Credit Card Receivables), the enforceability or priority of the Administrative Agent’s Liens thereon, or the amount that the Administrative Agent, the Revolving Credit Lenders or the Letter of Credit Issuer could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by the Borrower or any Guarantor is incomplete, inaccurate or misleading in any material respect; or (iii) creates an Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral. Any Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith.
“Permitted Holders” shall mean each of (i) the Initial Investors and the Gochman Investors and their respective Affiliates (other than any portfolio company of an Initial Investor) and members of management of the Borrower (or their respective direct or indirect parent or management investment vehicle) who are holders of Equity Interests of Holdings (or its direct or indirect parent company or management investment vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Initial Investors and the Gochman Investors, their respective Affiliates (other than any portfolio company of an Initial Investor) and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any other direct or indirect Parent Entity, (ii) any direct or indirect Parent Entity formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed after giving effect thereto, would constitute a Change of Control and (iii) any entity (other than a Parent Entity) through which a Parent Entity described in clause (ii) directly or indirectly holds Equity Interests of Holdings and has no other material operations other than those incidental thereto.

“Permitted Investments” shall mean:
    (i)    any Investment in the Borrower or any Restricted Subsidiary; provided that with respect to any Investment by a Credit Party in a Restricted Subsidiary which is not a Credit Party, no Overadvance shall result after giving effect to any such Investment;
    (ii)    any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;
    (iii)    subject to no Overadvance resulting after giving effect to such Permitted Acquisition, any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, or transfer;
    (iv)    any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;
    (v)    (a) any Investment existing or contemplated on the Restatement Effective Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Restatement Effective Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Restatement Effective Date;
    (vi)    any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of the Borrower of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
    (vii)    Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;
    (viii)    any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $135,000,000 and (b) 33% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (viii)

is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;
    (ix)    Investments the payment for which consists of Equity Interests of Holdings or any direct or indirect parent company of Holdings (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 10.5(a);
    (x)    guarantees of Indebtedness permitted under Section 10.1;
    (xi)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9 (except transactions described in clause (b) of such paragraph);
    (xii)    Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;
    (xiii)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $155,000,000 and (b) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;
    (xiv)    Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith;
    (xv)    advances to, or guarantees of Indebtedness of, employees not in excess of the greater of (a) $25,000,000 and (b) 5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;
    (xvi)    (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, moving expenses, and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof and (b) promissory notes received from stockholders of the Borrower, any direct or indirect parent company of the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower, any direct or indirect parent company of the Borrower and the Subsidiaries;

    (xvii)    Investments consisting of extensions of trade credit in the ordinary course of business;
    (xviii)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
    (xix)    non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;
    (xx)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business;
    (xxi)    the licensing and contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in the ordinary course of business;
    (xxii)    advances of payroll payments to employees in the ordinary course of business;
    (xxiii)    contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower; and
    (xxiv)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”.
“Permitted Liens” shall mean, with respect to any Person:
    (i)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case, incurred in the ordinary course of business;
    (ii)    Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, and mechanics’ Liens, in each case, for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
    (iii)    Liens for Taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 8.11, or for property Taxes on property of the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property;
    (iv)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
    (v)    minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;
    (vi)    Liens securing Indebtedness permitted to be outstanding pursuant to clause (a), (b) (so long as such Liens are subject to the ABL Intercreditor Agreement), (d), (l)(ii), (r), (w) (so long as such Liens are subject to the ABL Intercreditor Agreement), (x) (so long as such Liens are subject to the ABL Intercreditor Agreement) or (y) of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender and (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries incurring such Indebtedness;
    (vii)    subject to Section 9.14, other than with respect to Mortgaged Property, Liens existing on the Restatement Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $5,000,000 individually or (b) $25,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 10.2) shall only be permitted if set forth on Schedule 10.2, and, in each case, any modifications, replacements, renewals, or extensions thereof;
    (viii)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
    (ix)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
    (x)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Credit Party owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;
    (xi)    Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;
    (xii)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
    (xiii)    leases, subleases, licenses, or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business;
    (xiv)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
    (xv)    Liens in favor of the Borrower or any other Subsidiary Guarantor;
    (xvi)    Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
    (xvii)    Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;
    (xviii)    Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements)

as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of “Permitted Liens”; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;
    (xix)    deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;
    (xx)    other Liens securing obligations (including Capitalized Lease Obligations) which do not exceed the greater of (a) $240,000,000 and (b) 50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that any such Liens shall be either (x) an asset or property that do not constitute ABL Priority Collateral or (y) a Lien ranking junior to the First Lien Obligations (including having the same lien priority as the Term Loan Facility Obligations); provided, further, that at the Borrower’s election, (i) [reserved] and (ii) in the case of Liens securing Permitted Other Indebtedness Obligations that have a Lien on the Collateral ranking junior to the Lien securing the Obligations, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Borrower and the Subsidiary Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness that do not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; and without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (xx);
    (xxi)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.10;
    (xxii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
    (xxiii)    Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
    (xxiv)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
    (xxv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
    (xxvi)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
    (xxvii)    Liens (a) solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
    (xxviii)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;
    (xxix)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
    (xxx)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
    (xxxi)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;
    (xxxii)    Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;
    (xxxiii)    Liens arising under the Security Documents;
    (xxxiv)    Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;
    (xxxv)    (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;
    (xxxvi)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder,
    (xxxvii)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law, and
    (xxxviii)    to the extent pursuant to a Requirements of Law, Liens on cash or Permitted Investments securing Hedge Agreements in the ordinary course of business.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.
“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured, (ii) [reserved], or (iii) be secured by a Lien ranking junior to the Lien securing the First Lien Obligations (including having the same lien priority as the Term Loan Facility Obligations)), in each case issued or incurred by the Borrower or a Guarantor, (a) except with respect to (x) an amount equal to the greater of (A) $240,000,000 or (B) 50% of Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination in respect of Permitted Other Indebtedness and (y) customary bridge loans, the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Term Loan Maturity Date (as defined in the Term Loan Credit Agreement) (other than, in each case, customary offers or obligations to repurchase upon a change of control, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default), (b) the covenants, taken as a whole, are not materially more restrictive to the Borrower and the Restricted Subsidiaries than those herein (taken as a whole) (except for covenants applicable only to the periods after the Latest Term Loan Maturity Date (as defined in the Term Loan Credit Agreement)) (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) no consent shall be required by the Administrative Agent or any of the Lenders if any covenants are only applicable after the Latest Term Loan Maturity Date (as defined in the Term Loan Credit Agreement) at the time of such refinancing); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of the Borrower

(other than a Guarantor) is an obligor and (d) that, if secured, is not secured by a lien any assets of the Borrower or its Subsidiaries other than the Collateral.
“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by the Borrower or any Subsidiary Credit Party.
“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, the Borrower or any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower or any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the Borrower and/or applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Person under any Permitted Other Indebtedness Document.
“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Restatement Effective Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (a) $165,000,000 and (b) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.
“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or, with respect to any such plan that is that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(a).
“Pledge Agreement” shall mean the Amended and Restated Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
“Previous Holdings” shall have the meaning provided in the definition of “Holdings”.

“primary obligor” shall have the meaning provided such term in the definition of “Contingent Obligations”.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case, in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (a) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000; and (b) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, a Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (x)(1) directly attributable to such transaction, (2) expected to have a continuing impact on the Borrower or any of the Restricted Subsidiaries, and (3) factually supportable or (y) otherwise consistent with the definition of Pro Forma Adjustment.
“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA.”
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
~~“Projections” shall have the meaning provided in Section 9.1(c).~~
“Protective Advance” shall have the meaning assigned to such term in Section ~~2.15~~2.16.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 13.27.
“Qualified Accounts” shall mean (a) prior to the 120th day after the Restatement Effective Date, all Deposit Accounts of Credit Parties that are concentration accounts, custody accounts or investment accounts and (b) on and after the 120th day after the Restatement Effective Date all Deposit Accounts of Credit Parties that are concentration accounts, custody accounts or investment accounts (i) with the Administrative Agent or (ii) with another depositary, subject to a Blocked Account Agreement in favor of the Administrative Agent; provided that the applicable depositary (if not the Administrative Agent) shall provide daily reports to the Administrative Agent setting forth the balances in such accounts (which may relate to the previous Business Day); provided, further, that, in each case, such Qualified Account is not subject to any other Lien other than Liens permitted by Section 10.2, and such Liens do not have priority over the Lien of the Administrative Agent and are junior to the Lien of the Administrative Agent (other than (i) inchoate or other Liens (including tax Liens) arising by operation of law or (ii) Permitted Liens under clause (xxiii) of the definition thereof).
“Qualified Cash” shall mean, at any time, the amount of unrestricted cash and Cash Equivalents of the relevant Credit Parties held in Qualified Accounts as such time.
“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.
“Real Estate” shall have the meaning provided in Section 9.1(f).
“Receivables” shall mean (i) Accounts and (ii) Payment Intangibles evidencing rights to payment for goods sold or leased, or for services rendered.
“Receivables Assets” means (a) the accounts receivable, royalties or other revenue streams, (b) rights to payment (including pursuant to the terms of Joint Ventures) subject to a Receivables Facility and (c) other assets customarily transferred together with any of the foregoing in a Receivables Facility and the proceeds thereof, including for the avoidance of doubt the underlying assets and related contracts generating any such receivables, royalties, revenue or rights to payment.
“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.
“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any Subsidiary makes an Investment and to which the Borrower or any Subsidiary transfers accounts receivables and related assets.
“Reference Time” with respect to any setting of the then-current Benchmark means (~~1~~a) if such Benchmark is ~~LIBOR~~the Term SOFR Rate, ~~11:00 a.m. (London~~5:00 a.m. (Chicago time)

on the day that is two ~~London banking~~(2) U.S. Government Securities Business ~~d~~Days preceding the date of such setting, ~~and~~ (~~2~~b) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (c) if such Benchmark is not ~~LIBOR~~the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).
“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).
“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into or migration through the environment.
“Relevant Governmental Body” shall mean~~s~~ the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Relevant Rate” shall mean (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Removal Effective Date” shall have the meaning provided in Section 12.9(b).
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in “reorganization” within the meaning of Section 4241 of ERISA.
“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043.
“Required Lenders” shall mean, at any date, (i) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date; provided, in each case, such Non-Defaulting Lenders representing the Required Lenders under clauses (i) and (ii) of this definition shall be constituted by at least two Non-Defaulting Lenders that are not Affiliated Institutional Lenders.
“Required Reserve Notice” shall mean (a) so long as no Event of Default has occurred and is continuing, at least five Business Days’ advance notice to the Borrower (or such shorter period as the Borrower may agree), (b) if a Material Adverse Effect under clause (ii) of the definition thereof has occurred or it would be reasonably likely that a Material Adverse Effect under clause (ii) of the definition thereof would occur were such Reserves not changed or established prior to the expiration of any notice period, two Business Days’ advance notice to the Borrower and (c) if an Event of Default has occurred and is continuing, one days’ advance notice to the Borrower
“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Reserves” shall mean such reserves as the Administrative Agent from time to time determines in its Permitted Discretion, including (a) Bank Product Reserves and (b) reserves of the type described in Section ~~2.17~~2.18 hereof.
“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).
“Resolution Authority” shall mean~~s~~ an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Effective Date” shall mean July 2, 2015.
“Restatement Effective Date Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of the Existing Debt Facilities and termination and/or release of any security interests and guarantees in connection therewith (other than as set forth in Section 13.23).
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payment” shall have the meaning provided in Section 10.5(a).
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).
~~“Reuters” means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.~~
“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(b) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section ~~2.14~~2.15). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $1,000,000,000 on the Amendment No. 2 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding, (ii) such Lender’s Letter of Credit Exposure at such time, and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans and Protective Advances at such time.
“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or an Incremental Commitment at such time.
“Revolving Credit Loan” shall have the meaning provided in Section 2.1(a).
“Revolving Credit Maturity Date” shall mean November 6, 2025 or, if such date is not a Business Day, the immediately preceding Business Day.
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans or Swingline Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.
“Revolving Loan” shall mean, collectively or individually as the context may require, any Revolving Credit Loan or Incremental Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.
“RFR Loan” shall mean a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
~~“Scheduled Unavailability Date” shall have the meaning provided in Section 1.14(b).~~
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Intercreditor Agreement” shall mean a First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit I-2 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof of any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations.
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider, in the amount (in the case of any Secured Bank Product Provider other than JPMorgan Chase Bank, N.A. and its Affiliates) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as no Default or Event of Default exists and establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations would not result in the aggregate Revolving Credit Exposures exceeding the Maximum Borrowing Amount.
“Secured Bank Product Provider” shall mean (a) JPMorgan Chase Bank, N.A. or any of its Affiliates; and (b) any Secured Party that is providing a Bank Product, provided that the provider described in this clause (b) delivers written notice that has been consented to in writing by the Borrower to the Administrative Agent, in form and substance satisfactory to the

Administrative Agent, by the later of 10 Business Days following the Restatement Effective Date or 10 Business Days following creation of the Bank Product if such Bank Product is not in place on the Restatement Effective Date, (i) describing the Bank Product and setting forth the amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 11.12 or Section 12 hereof, as provided in Section 12.14.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.
“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.
“Secured Cash Management Reserves” shall mean Obligations in respect of any Secured Cash Management Obligation in the amount specified by the applicable Secured Party and the Borrower in writing to the Administrative Agent under the definition of “Noticed Cash Management Obligations”, which amount may, subject to the restrictions set forth in the definition of “Noticed Cash Management Obligations” be increased with respect to any existing Secured Cash Management Obligation at any time by further written notice from such Secured Party and the Borrower to the Administrative Agent.
“Secured Commercial LC Facility” shall mean any Commercial Letter of Credit facility that is entered into by and between the Borrower or any Restricted Subsidiary and a financial institution engaged in the business of issuing Commercial Letters of Credit to the extent that such Commercial Letter of Credit facility is designated in writing by the Borrower and such financial institution to the Administrative Agent as a Secured Commercial LC Facility; provided that the Borrower shall not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any Lien upon any of its property or assets (other than the Lien on the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties) for the benefit of any Secured Commercial LC Facility; provided, further, that any Commercial Letter of Credit issued pursuant to a Secured Commercial LC Facility shall be deemed issued pursuant to such facility and may not be considered a Letter of Credit for the purposes of this Agreement, including, without limitation, Sections 3.1 and 11.12.
“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”. Notwithstanding anything to the contrary, a Hedge Agreement with a Restricted Subsidiary shall remain a Secured Hedge Agreement notwithstanding that such Restricted Subsidiary is subsequently designated an Unrestricted Subsidiary, unless otherwise agreed between such Restricted Subsidiary and Hedge Bank.
“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.
“Secured Hedge Reserves” shall mean Obligations in respect of any Secured Hedge Obligation in the amount specified by the applicable Secured Party and the Borrower in writing to the Administrative Agent under the definition of “Noticed Hedges” (but not to exceed the Hedge Termination Value), which amount may, subject to the restrictions set forth in the definition of “Noticed Hedges” and herein, be increased (provided no such increase shall become effective if following such increase and the resulting increased Bank Product Reserve, no Overadvance would exist) with respect to any existing Secured Hedge Obligation at any time by further written notice from such Secured Party and the Borrower to the Administrative Agent.
“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and each Lender in each case with respect to the Credit Facilities, each Secured Bank Product Provider that is providing a Bank Product to Holdings or any Restricted Subsidiary, each Hedge Bank that is party to any Secured Hedge Agreement with Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Restricted Subsidiary and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.
“Security Agreement” shall mean the Amended and Restated Security Agreement entered into by the Borrower, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the Mortgages, the ABL Intercreditor Agreement, if executed, the First Lien Intercreditor Agreement, if executed, the First Lien/Second Lien Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12 or 9.14 or pursuant to any other Security Documents (including intellectual property security agreements) to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.
“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.
“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Restatement Effective Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.
    “SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

    “SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

    “SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” shall have the meaning specified in the definition of “Daily Simple SOFR”.
    “SOFR Loan” shall mean a Term Benchmark Loan or a RFR Loan, as the context may require.

    “SOFR Rate Day” shall have the meaning specified in the definition of “Daily Simple SOFR”.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (iii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
“Special Dividend” shall mean a special one-time dividend within five Business Days of the Restatement Effective Date in an amount not to exceed $200,000,000 to be paid by Borrower, directly or indirectly, to Holdings and by Holdings to its equity holders.
“Specified Default” shall mean any Event of Default pursuant to Section 11.1, 11.2 (with respect to representations in any Borrowing Base Certificate only), 11.3(a) (with respect to Section 9.16 or 10.7 only), 11.3(b) (with respect to Section 9.1(h) only) or 11.5.
“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), any asset sale, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Commitment or other event or action (including a restructuring or business optimization event) that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Sponsor” shall mean any of KKR and its Affiliates (including the funds, partnerships and other co-investment vehicles managed, advised or controlled thereby but other than, in each case, any portfolio company of any of the foregoing).
“Sponsor Management Agreement” shall mean the management agreement between certain of the management companies associated with the Initial Investors and the Borrower, as in effect on August 3, 2011 and as may be amended, modified, supplemented, restated, replaced or substituted so long as such amendment, modification, supplement, restatement, replacement or substitution is not, when taken as a whole, materially disadvantageous to the Lenders compared to the management agreement in effect on August 3, 2011.
“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“SPV” shall have the meaning provided in Section 13.6(g).
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
~~“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject to Eurocurrency Liabilities (as defined in Regulation D of the Board). LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.
“Subject Lien” shall have the meaning provided in Section 10.2(a).
“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.
“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

~~“Supported QFC” has the meaning assigned to it in Section 13.27.~~
“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Super Majority Lenders” shall mean, at any time, Lenders having Revolving Credit Exposures and unused Commitments (other than Swingline Commitments) representing more than 66.7% of the aggregate Revolving Credit Exposures and unused Commitments (other than Swingline Commitments) at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Credit Exposures of, and the unused Revolving Credit Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Super Majority Lenders; provided further that, such Super Majority Lenders shall be constituted by at least two Lenders that are not Affiliated Institutional Lenders.
“Supported QFC” has the meaning assigned to it in Section 13.27.
“Swap Obligation” shall mean, with respect to the Borrower or any Subsidiary Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean $65,000,000. The Swingline Commitment is part of and not in addition to the Revolving Credit Commitment.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.
“Swingline Loans” shall have the meaning provided in Section 2.1(b).
“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the Revolving Credit Maturity Date.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.
    “Term Benchmark” shall mean, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Loan Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the Term Loan Credit Agreement.
“Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of the Restatement Effective Date ~~and as amended on the Second Amendment Effective Date~~, among the Borrower, the lenders party thereto and the Term Loan Administrative Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Credit Documents” shall mean the Term Loan Credit Agreement and each other document executed in connection therewith or pursuant thereto.
“Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.
“Term Loan Facility Obligations” shall have the meaning assigned to the term “Obligations” in the Term Loan Credit Agreement.
“Term Loans” shall have the meaning provided to the term “Loans” in the Term Loan Credit Agreement and any modification, replacement, refinancing, refunding, renewal, or extension thereof.
“Term SOFR Determination Day” shall have the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower’s most recently ended on or prior to such date of determination and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).
“Texas Intermediate Holdcos” shall mean Associated Investors LLC, a Texas limited liability company, and Academy Managing Co., LLC, a Texas limited liability company.
“Total Credit Exposure” shall mean, at any date, the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date).
“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by the Borrower, or any of their respective Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Term Loan Credit Agreement, the Notes Agreement and the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).
“Transferee” shall have the meaning provided in Section 13.6(e).
“Type” shall mean as to any Revolving Loan, its nature as an ABR Loan or a ~~LIBOR~~SOFR Loan.
“U.S.” and “United States” shall mean the United States of America.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 13.27.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uncontrolled Cash” shall mean all amounts from time to time on deposit in any Designated Disbursement Account.
“Undisclosed Administration” shall mean in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time and time in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.
The board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:
(a)    such designation complies with Section 10.5;
(b)    each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary, and
(c)    immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.
The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.
Any such designation by the board of directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the Board Resolution giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.
~~“U.S.” and “United States” shall mean the United States of America.~~
~~“U.S. Special Resolution Regime” has the meaning assigned to it in Section 13.27.~~
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or managers (or similar governing authority) of such Person.
“Weekly Borrowing Base Certificate” shall mean a certificate, signed and certified as accurate and complete by the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower, in substantially the form of Exhibit N or another form which is acceptable to the Administrative Agent in its reasonable discretion (it being agreed that each Weekly Borrowing Base Certificate will be based on the most recently delivered Borrowing Base Certificate delivered on a monthly basis updated to reflect changes in the aggregate value of Receivables of the relevant Credit Parties but with ineligibility and reserve related items reflecting those set forth in such most recent Borrowing Base Certificate).

“Weekly Reporting Period” shall mean any period (a) beginning on the date that Excess Availability is less than the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $60,000,000 for five consecutive Business Days, until such time as Excess Availability has been at least the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $60,000,000 for at least 20 consecutive calendar days, or (b) during which a Specified Default has occurred and is continuing.
“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” shall mean any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(i)    All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.
(j)    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “ RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
1.3    Accounting Terms.
(a)    Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
(c)    Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such combination shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.
1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit

Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.
1.6    Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is incurred or Asset Sale or Restricted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered pursuant to Section 9.1.
1.7    Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of ~~LIBOR~~Term SOFR Rate or Daily Simple SOFR or with respect to any comparable or successor rate thereto.
1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.9    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
1.10    Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
1.11    Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.9 or any clause or subsection of Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6, then such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.

1.12    Pro Forma and Other Calculations.
(a)    For purposes of calculating the Fixed Charge Coverage Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio) (any such amounts, including amount incurred under Consolidated EBITDA grower basket, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent ~~I~~incurrence. In connection with the ~~I~~incurrence of any Indebtedness pursuant to Section ~~2.14~~2.15, the definitions of Required Lenders shall be calculated on a Pro Forma Basis in accordance with this Section 1.12, Section ~~2.14~~2.15 and the definition of Maximum ABL Incremental Facilities Amount; provided that any waiver, amendment or modification of the terms of this Agreement obtained as a result of such incurrence (i) will become operative only upon the incurrence of such Indebtedness; (ii) is not required in order to amend, modify or avoid a covenant Default; and (iii) does not affect the rights or duties under this Agreement of Lenders holding Loans or Commitments outstanding prior to the incurrence of such indebtedness of any then outstanding Class exclusive of the Lenders in respect of such Indebtedness to be incurred in that Class.
(b)    Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, and operating expense reductions resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a

Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of the Credit Documents which requires the calculation of the Consolidated Total Debt to Consolidated EBITDA Ratio or the Fixed Charge Coverage Ratio;
(ii)    determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or
(iii)    testing availability under baskets set forth in the Credit Documents (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets and the Payment Conditions baskets (including the Fixed Charge Coverage Ratio as set forth therein));
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”) (it being understood and agreed that the Borrower may elect to revoke any LCT Election in its sole discretion), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or such later date as the Borrower may elect (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any ~~I~~incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the ~~I~~incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any ~~I~~incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Transaction has been consummated or the definitive agreement with respect thereto has been terminated or expires.
(c)    Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
(d)    Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.
(e)    All leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases.
(f)    Except as otherwise specifically provided herein, all computations of Consolidated Total Assets, Available Amount, Consolidated Total Debt to Consolidated EBITDA Ratio, the Fixed Charge Coverage Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) and all computations and all definitions (including accounting terms) used in determining compliance with Section 10.7 shall be calculated, in each case, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis.
1.13    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
1.14    ~~LIBOR~~Interest Rates ~~Successor~~; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
~~. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent, in consultation with the Borrower, determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:~~
~~(a)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or~~
~~(b)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or~~
~~(c)    syndicated loans then currently being executed, or that include language similar to that contained in this Section 1.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR,~~
~~then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m., New York City time on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.~~
~~If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of~~

~~the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the Adjusted LIBOR Rate component shall no longer be utilized in determining ABR. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.~~
~~Notwithstanding anything else herein, in no event shall the LIBOR Successor Rate be less than 0.75% for purposes of this Agreement.~~
Section 2.            Amount and Terms of Credit.
2.1    Commitments.
(a)    Subject to and upon the terms and conditions herein set forth each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate principal amount that shall not, after giving effect thereto and to the application of the proceeds thereof, result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment and (ii) the aggregate Revolving Credit Exposures exceeding the Maximum Borrowing Amount (subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section ~~2.15~~2.16), provided that any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Restatement Effective Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or ~~LIBOR~~Term Benchmark Loans that are Revolving Credit Loans (and for the avoidance of doubt, subject to Section 2.14, may not be incurred, maintained, or converted into RFR Loans); provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class.
(b)    Subject to and upon the terms and conditions herein set forth, the Swingline Lender is authorized by the Lenders to, and may, in its sole discretion, at any time and from time to time on and after the Restatement Effective Date and prior to the Swingline Maturity Date, make a loan or loans (each, a “Swingline Loan” and, collectively the “Swingline Loans”) to the Borrower (provided that the Swingline Lender shall not be obligated to make any Swingline Loan), which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Maximum Borrowing Amount at such time and

(v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from Holdings, the Borrower, the Administrative Agent or the Required Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Revolving Credit Lender that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans (provided that, if no such notice is given by the Swingline Lender within seven days of making any Swingline Loan, notice to each Revolving Credit Lender shall be deemed to be provided by the Swingline Lender in accordance with this Section 2.1(c)), in which case Revolving Credit Loans constituting ABR Loans shall be made on the immediately succeeding Business Day (each such Borrowing, a “Mandatory Borrowing”) by each Revolving Credit Lender pro rata based on each Revolving Credit Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.
(d)    If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed), on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swingline Loans may be reduced as agreed between the Swingline Lender and the Borrower, without the consent of any other Person.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and Swingline Loans shall be in a minimum amount of $50,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of ~~LIBOR~~SOFR Loans under this Agreement.
2.3    Notice of Borrowing.
(a)    Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or Borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 noon (New York City time) at least two (2) Business Days’ prior written notice (or if an Extenuating Circumstance shall exist, by telephone) of each Borrowing of ~~LIBOR~~Term SOFR Loans that are Revolving Credit Loans ~~and~~ (ii) prior to 12:00 noon (New York City time) on the day of such Borrowing prior written notice (a “Notice of Borrowing”) of each Borrowing of Revolving Credit Loans that are ABR Loans and (iii) prior to 12:00 noon (New York City time) at least five (5) Business Days’ prior written notice (or if an Extenuating Circumstance shall exist, by telephone) of each Borrowing of Daily Simple SOFR Loans that are Revolving Credit Loans. Each such telephonic Notice of Borrowing, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through electronic system as provided in Section 13.2 to the Administrative Agent of a written Notice of Borrowing in a form approved by the Administrative Agent and shall be signed by an Authorized Officer of the Borrower and subject to Section 2.10, and, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans or ~~LIBOR~~Term Benchmark Loans that are Revolving Credit Loans and, if ~~LIBOR~~Term Benchmark Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing.
(b)    Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender written notice (or if an Extenuating Circumstance shall exist, by telephone) with a copy to the Administrative Agent of each Borrowing of Swingline Loans prior to 2:00 p.m. (New York City time) on the date of such Borrowing. Each such telephonic Notice of Borrowing, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through electronic system as provided in Section 13.2 to the Administrative Agent of a written notice that shall be in a form approved by the Administrative Agent and shall specify (x) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (y) the date of Borrowing (which shall be a Business Day).

(c)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(d)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(e)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
2.4    Disbursement of Funds.
(a)    No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Amendment No. 2 Effective Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York City time).
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the NYFRB Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt.
(a)    The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Incremental Lenders, on each Incremental Revolving Credit Maturity Date, the then outstanding amount of Incremental Revolving Credit Loans. The Borrower shall repay to the Swingline Lender, on the Swingline Maturity Date, the then outstanding Swingline Loans. The Borrower shall repay to the Administrative Agent, on the earlier of the Maturity Date and demand by the Administrative Agent, the then outstanding Protective Advances.
(b)    At all times after the commencement and during the continuance of a Cash Dominion Period, and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 9.16(b)), on each Business Day, at or before 1:00 p.m. (New York time), the Administrative Agent shall apply all immediately available funds credited on behalf of the Borrower to a Payment Account or such other account directed by the Administrative Agent pursuant to 9.16 in accordance with Section 11.13 (except (A) clause (i) thereof and (B) to Secured Cash Management Obligations and Secured Hedge Obligations).
(c)    In the event that any Incremental Revolving Credit Loans are made, such Incremental Revolving Credit Loans shall, subject to Section ~~2.14~~2.15, be repaid by the Borrower in the amounts and on the dates set forth in the applicable Incremental Facility Amendment.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(e)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan, Incremental Revolving Credit Loan or Swingline Loan, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that in the event of any inconsistency between the Registrar and any such account or subaccount, the Registrar shall govern; provided, further, that the failure of any Lender, the Administrative Agent or the Swingline Lender to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g)    The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G, evidencing the Revolving Loans and Swingline Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
2.6    Conversions and Continuations.
(a)    Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Revolving Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any ~~LIBOR~~SOFR Loans as ~~LIBOR~~SOFR Loans for an additional Interest Period; provided that (i) no partial conversion of ~~LIBOR~~SOFR Loans shall reduce the outstanding principal amount of ~~LIBOR~~SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into ~~LIBOR~~SOFR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) ~~LIBOR~~SOFR Loans may not be continued as ~~LIBOR~~SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent prior written notice (or if an Extenuating Circumstance shall exist, by telephone) at the Administrative Agent’s Office prior to 12:00 noon (New York City time) at least (i) ~~three~~two (2) Business Days prior, in the case of a continuation of or conversion to ~~LIBOR~~SOFR Loans (other than in the case of a notice delivered on the Restatement Effective Date, which shall be deemed to be effective on the Restatement Effective Date), or (ii) 10:00 a.m. (New York City time) on the proposed day of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as ~~LIBOR~~SOFR Loans, the Interest Period to be initially applicable thereto. Each such telephonic Notice of Conversion or Continuation, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, electronic system as provided in Section 13.2 or facsimile to the Administrative Agent of a written Notice of Conversion or Continuation in a form approved by the Administrative Agent and signed by an Authorized Officer of the Borrower and subject to Section 2.10. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a ~~LIBOR~~SOFR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any ~~LIBOR~~SOFR Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such ~~LIBOR~~SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of ~~LIBOR~~SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of ~~LIBOR~~SOFR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
2.7    Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Incremental Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.
2.8    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each ~~LIBOR~~SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ~~LIBOR~~SOFR Loans plus the relevant Adjusted ~~LIBOR~~SOFR Rate.
(c)    If an Event of Default has occurred and is continuing, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the first Business Day of each fiscal quarter of the Borrower, (ii) in respect of each ~~LIBOR~~SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of ~~LIBOR~~SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of ~~LIBOR~~SOFR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, ~~two,~~ three or six month period (or if approved by all the Lenders making such ~~LIBOR~~SOFR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of ~~LIBOR~~SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of ~~LIBOR~~SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a ~~LIBOR~~SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any ~~LIBOR~~SOFR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.
2.10    Increased Costs, Illegality, Etc.
(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii), (iii) and (iv) below, the Required Lenders or the Letter of Credit Issuers shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the Adjusted ~~LIBOR~~SOFR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such ~~LIBOR~~SOFR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Restatement Effective Date affecting the interbank ~~LIBOR~~SOFR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted ~~LIBOR~~SOFR Rate; or
(ii)    at any time, that such Lenders or such Letter of Credit Issuers shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any ~~LIBOR~~SOFR Loans or Letters of Credit (including the issuance and maintenance of thereof or participating therein or an agreement to issue or maintain a Letter of Credit or participate therein) (other than with respect to Taxes) because of any Change in Law;
(iii)    that a Change in Law shall subject any such Lenders or Letter of Credit Issuers to any Tax (other than (1) Indemnified Taxes, (2) Excluded Taxes or (3) Other Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iv)    at any time, that the making or continuance of any ~~LIBOR~~SOFR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Restatement Effective Date that materially and adversely affects the interbank ~~LIBOR~~SOFR market;
(such Loans, “Impacted Loans”), then, and in any such event, such Required Lenders or Letter of Credit Issuers (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, ~~LIBOR~~SOFR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders (or Letter of Credit Issuers in the case of clause (ii) above) that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to ~~LIBOR~~SOFR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders or Letter of Credit Issuers, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Lenders or such or Letter of Credit Issuers in their reasonable discretion shall determine) as shall be required to compensate such Lenders or Letter of Credit Issuers for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders or such Letter of Credit Issuers, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders or such Letter of Credit Issuers shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of clause (iv) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(b)    At any time that any ~~LIBOR~~SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iv), the Borrower may (and in the case of a ~~LIBOR~~SOFR Loan affected pursuant to Section 2.10(a)(iv) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected ~~LIBOR~~SOFR Loan has been submitted pursuant to Section 2.3 but the affected ~~LIBOR~~SOFR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iv) or (y) if the affected ~~LIBOR~~SOFR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such ~~LIBOR~~SOFR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the Restatement Effective Date, any Change in Law relating to capital adequacy or liquidity of any Lender or Letter of Credit Issuer or compliance by any Lender or Letter of Credit Issuer or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Restatement Effective Date, has or would have the effect of reducing the actual rate of return on such Lender’s or Letter of Credit Issuer’s or their respective parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s or Letter of Credit Issuer’s commitments or obligations hereunder to a level below that which such Lender or Letter of Credit Issuer or their respective parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or Letter of Credit Issuer’s or their respective parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender or Letter of Credit Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or Letter of Credit Issuer such actual additional amount or amounts as will compensate such Lender or Letter of Credit Issuer or its parent for such actual reduction, it being understood and agreed, however, that a Lender or Letter of Credit Issuer shall not be entitled to such compensation as a result of such Lender’s or Letter of Credit Issuer’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Restatement Effective Date or to the extent such Lender or Letter of Credit Issuer is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender and Letter of Credit Issuer, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)    If the Administrative Agent shall have received notice from the Required Lenders that the Adjusted ~~LIBOR~~SOFR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected ~~LIBOR~~SOFR Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any ~~LIBOR~~SOFR Loan requested to be made on the first day of such Interest Period shall be made an ABR Loan, (ii) any Loans that were to have been converted on the first day of such Interest Period to ~~LIBOR~~SOFR Loans shall be continued as an ABR Loan and (iii) any outstanding ~~LIBOR~~SOFR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further ~~LIBOR~~SOFR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to ~~LIBOR~~SOFR Loans.
2.11    Compensation. If (a) any payment of principal of any ~~LIBOR~~SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such ~~LIBOR~~SOFR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of ~~LIBOR~~SOFR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a ~~LIBOR~~SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any ~~LIBOR~~SOFR Loan is not continued as a ~~LIBOR~~SOFR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any ~~LIBOR~~SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such ~~LIBOR~~SOFR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. The obligations of the Borrower under this Section 2.11 shall survive the payment in full of the Loans and the termination of this Agreement.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10, 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 3.5 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 3.5, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.
2.14    Alternate Rate of Interest

    (a)    Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14, if:

        (i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple SOFR; or

        (ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through electronic system as provided in Section 13.2 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.6 or a new Notice of Borrowing in accordance with the terms of Section 2.3, (1) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Conversion or Continuation or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing or RFR Loan, as applicable, so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan or ABR Borrowing, as applicable, if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a RFR Borrowing and any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Conversion or Continuation or a Notice of Borrowing, as applicable, for an ABR Loan or ABR Borrowing, as applicable, if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.6 or a new Notice of Borrowing in accordance with the terms of Section 2.3, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above, on such day, or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day.
(b)    Notwithstanding anything to the contrary herein or in any other Credit Document (and any Hedge Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes (but, solely in respect of Term Benchmark Loans, in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted (1) any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing or RFR Loan, as applicable, so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing or ABR Loan, as applicable, if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or (2) any such request for an RFR Borrowing into a request for an ABR Borrowing or ABR Loan, as applicable, if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event, on such day or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.
~~2.14~~2.15    Incremental Facilities.
(a)    At any time and from time to time after the Restatement Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more increases in the Revolving Credit Commitments (or, solely to the extent set forth in Section ~~2.14~~2.15(d) below, provide commitments under a new facility constituting a Last Out Tranche) (an “Incremental Commitment”) from one or more Incremental Lenders; provided that (A) at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, no Event of Default shall have occurred and be continuing (except in connection with a Permitted Acquisition or any other Investment not prohibited by the terms of this Agreement, which shall be subject to no continuing Event of Default under Section 11.1 or 11.5) or shall result therefrom, (B) the arrangement, upfront or similar fees in respect of such Incremental Commitment and the extensions of credit thereunder shall be determined by the Borrower and the applicable Incremental Lenders; provided that, except with respect to any Last Out Tranche under Section ~~2.14~~2.15(d) below, the Applicable Margins and Commitment Fees hereunder shall be increased if necessary to be consistent with that for such Incremental Commitment, and (C) except as set forth in clause (B) above or, with respect to any Last Out Tranche under Section ~~2.14~~2.15(d) below, any Incremental Commitment shall be on the same terms and pursuant to the same documentation applicable to the existing Revolving Credit Commitments hereunder. Notwithstanding anything to the contrary herein, the aggregate principal amount of all Incremental Commitments plus the Total Revolving Credit Commitment shall not exceed $1,250,000,000 (the “Maximum ABL Incremental Facilities Amount”). Each Incremental Commitment shall be in a minimum principal amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Commitments set forth above.
(b)    (i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Commitments.
    (ii)    Any Incremental Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Credit Documents executed by the Borrower, such applicable Incremental Lenders and the Administrative Agent. Incremental Commitments shall be provided by Incremental Lenders (including any existing Lender (it being understood that no existing Lender shall have any right to participate in any Incremental Commitments or, unless it agrees, be obligated to provide any Incremental Commitments)); provided that each Incremental Lender (except in respect of a Last Out Tranche) (other than any Person that is a Lender or an Affiliate of a Lender) shall be subject to the written consent of the Administrative Agent, each Letter of Credit Issuer, the Swingline Lender and the Borrower (such approval in each case not to be unreasonably withheld or delayed). An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to (x) effect the provisions of this Section and/or (y) so long as such amendments are not, in the reasonable opinion of the Administrative Agent, materially adverse to the Lenders, maintain the “fungibility” of any such Incremental Commitments with any tranche of then outstanding Loans and or Commitments hereunder.
(c)    Any Revolving Loan made pursuant to an Incremental Commitment shall be a “Revolving Loan” for all purposes of this Agreement and the other Credit Documents
(d)    Any Incremental Commitment may be in the form of a separate “last-out” tranche (the “Last Out Tranche”) with interest rate margins, rate floors, upfront fees, funding discounts and original issue discounts and advance rates, in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin or other Loans) among the Borrower and the Incremental Lenders providing the Last Out Tranche so long as (1) any loans and related obligations in respect of the Last Out Tranche are not be guaranteed by any Person other than the Guarantors and are not secured by any assets other than Collateral; (2) as between (x) the Revolving Loans (other than the Last Out Tranche), L~~C~~/C Obligations, the Noticed Cash Management Obligations and the Noticed Hedges and (y) the Last Out Tranche, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) or application of funds under Section 11.13 shall be applied, first to obligations owing under, or with respect to, the Revolving Loans (other than the Last Out Tranche), the LC Obligations, the Noticed Cash Management Obligations and the Noticed Hedges, and second to the Last Out Tranche; (3) the Borrower may not prepay Revolving Loans under the Last Out Tranche or terminate or reduce the commitments in respect thereof at any time that other Revolving Loans (including Swingline Loans) and/or amounts owed in respect of Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding; (4) the Required Lenders(not including holders of the Last Out Tranche until all Revolving Loans, LC obligations, Noticed Cash Management Obligations and Noticed Hedges are paid in full) shall, subject to the terms of the ABL Intercreditor Agreement, exercise control of remedies in respect of the Collateral; (5) no changes affecting the priority status of the Revolving Loans (other than the Last Out Tranche), the LC Obligations, the Noticed Cash Management Obligations and the Noticed Hedges vis-à-vis the Last Out Tranche may be made without the consent of each of the Revolving Credit Lenders (other than the Revolving Credit Lenders under Last Out Tranche), (6) the final maturity of any Last Out Tranche shall not occur, and no Last Out Tranche shall require mandatory commitment reductions prior to, the Latest Maturity Date at such time and (7) except as otherwise set forth in this Section ~~2.14~~2.15(d), the terms of any Last Out Tranche are not materially less favorable to the Borrower than those hereunder (including, without limitation, the inclusion of any additional financial or other material covenant without the consent of the Administrative Agent).
(e)    Notwithstanding anything to the contrary, this Section ~~2.14~~2.15 shall supersede any provisions in Section 13.1 or Section 13.20 to the contrary.
~~2.15~~2.16    Protective Advances and Overadvances.
(a)    Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the sole discretion of the Administrative Agent (but, in any such case, none of them shall have absolutely any obligation to) to make Loans in Dollars to the Borrower on behalf of the Revolving Credit Lenders (each such Loan, a “Protective Advance”), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 13.5) and other sums payable under the Credit Documents; provided that (1) the aggregate amount of outstanding Protective Advances (taken together with Overadvances under Section ~~2.15~~2.16(c)) shall not, at any time, exceed (x) 10% of the Borrowing Base as determined on the date of such proposed Protective Advance or (y) when added to the aggregate Revolving Credit Exposure of all the Revolving Credit Lenders, the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 7 have not been satisfied. All Protective Advances shall be ABR Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that the conditions precedent set forth in Section 7 have been satisfied, the Administrative Agent may request the Revolving Credit Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund, in Dollars, their risk participation described in Section ~~2.15~~2.16(c).
(b)    Upon the making of a Protective Advance (whether before or after the occurrence of a Default) by the Administrative Agent, each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance, on a pro rata basis with each other Revolving Credit Lender. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, on a pro rata basis with each other Revolving Credit Lender, all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(c)    Notwithstanding anything to the contrary contained elsewhere in this Section ~~2.15~~2.16 or this Agreement or the other Credit Documents and whether or not a Default or Event of Default exists at the time, the Administrative Agent may require the Revolving Credit Lenders to honor requests or deemed requests by the Borrower for Revolving Loans at a time that an Overadvance Condition exists or which would result in an Overadvance Condition and each relevant Lender shall be obligated to continue to make its pro rata share of any such Overadvance Loan up to a maximum amount outstanding equal to its Revolving Credit Commitment at such time, so long as the aggregate amount of such Overadvances (taken together with Protective Advances under Section ~~2.15~~2.16(a)) shall not, at any time, exceed 10% of the Maximum Borrowing Amount, but in no event shall such Overadvance exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve calendar month period; provided, that (i) the aggregate amount of outstanding Overadvances plus any Protective Advances described in Section ~~2.15~~2.16(a) plus the aggregate of all other Revolving Credit Exposures shall not exceed the Revolving Credit Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed the Revolving Credit Commitment of such Lender. The Administrative Agent’s authorization to require Revolving Credit Lenders to honor requests or deemed requests for Overadvance Loans may be revoked at any time by the Required Lenders.
~~2.16~~2.17    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, the Letter of Credit Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, the Letter of Credit Issuer or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section ~~2.16~~2.17(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section ~~2.16~~2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline

Lender’s Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender, and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section ~~2.16~~2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
~~2.17~~2.18    Reserves; Change in Reserves; Decisions by Agent. The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that, as a condition to the establishment of any new category of Reserves, or any increase in Reserves resulting from a change in the manner of determination thereof, any Required Reserve Notice shall have been given to the Borrower; provided, however, that no such Required Reserve Notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculations previously utilized; provided, further, that circumstances, conditions, events or contingencies existing or arising prior to the Restatement Effective Date and, in each case, disclosed in writing in any field examination delivered to the Administrative Agent in connection therewith or otherwise known to the Administrative Agent, in either case, prior to the Restatement Effective Date, shall not be the basis for any establishment of any Reserves after the Restatement Effective Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Restatement Effective Date. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Credit Card Receivables” or “Eligible Inventory” and vice versa.
Section 3.            Letters of Credit.
3.1    Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Restatement Effective Date and prior to the L/C Facility Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving

Credit Lenders set forth in this Section 3, to issue from time to time from the Restatement Effective Date through the L/C Facility Maturity Date for the account of the Borrower (or, so long as a Borrower is the primary obligor and a signatory to the Letter of Credit Request, for the account of Holdings or any Restricted Subsidiary (other than the Borrower)) letters of credit (the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not exceed any such Letter of Credit Issuer’s Letter of Credit Commitment and in the aggregate shall not exceed the L/C Sublimit, in such form as may be approved by the applicable Letter of Credit Issuer in its reasonable discretion.
(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)    Upon at least two Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, (i) on any day, to permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or with respect to a Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment) or (ii) on any day, to increase the applicable Letter of Credit Commitment of any Letter of Credit Issuer, so long as the applicable Letter of Credit Issuer agrees to increase its Letter of Credit Commitment in writing.
(d)    [Reserved].
(e)    The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain any such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of

Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such Letter of Credit Issuer in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;
(iii)    except as otherwise agreed by the applicable Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;
(iv)    such Letter of Credit is denominated in a currency other than Dollars;
(v)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(vi)    a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower have entered into arrangements reasonably satisfactory to the applicable Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section ~~2.16~~2.17.
(f)    The Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if any such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(g)    The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) any such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(h)    The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.
(i)    The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers, the Letter of Credit Issuer or any other Person.
3.2    Letter of Credit Requests.
(a)    Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a

Letter of Credit Request by no later than 1.00 p.m. (New York City time) at least four Business Days (or such other period as may be agreed upon by the Borrower, the Administrative Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.
(b)    In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may reasonably require.
(c)    Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Section 6 (solely with respect to any Letter of Credit issued on the Restatement Effective Date) and Section 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of Holdings or another Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.
(d)    If the Borrower so requests in any Letter of Credit Request, the Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.
(e)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time.
(f)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
(b)    In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.
(c)    In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the NYFRB Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(d)    Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the NYFRB Rate.
(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(f)    If any payment received by the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any of the circumstances described in Section 3.20 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable NYFRB Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit

Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fail to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)    The obligation of the Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of the Borrower (or Holdings or other Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or Holdings or other Restricted Subsidiary);
(v)    any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vi)    any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;
(vii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(viii)    any adverse change in any relevant exchange rates or in the relevant currency markets generally; or
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or Holdings or other Restricted Subsidiary) (other than the defense of payment or performance).
(c)    The Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.
3.5    Increased Costs. If after the Restatement Effective Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Restatement Effective Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of a Borrower (or Holdings or other Restricted Subsidiary))), such Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Restatement Effective Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.
3.6    New or Successor Letter of Credit Issuer.
(a)    The Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders, Holdings, and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers who agree to so act at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of the Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as the Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of Credit Issuer hereunder. After the resignation or replacement of the Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)    To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
3.8    Cash Collateral.
(a)    Certain Credit Support Events. Upon the written request of the Administrative Agent or the Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.13, or (iii) the provisions of Section ~~2.16~~2.17(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section ~~2.16~~2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections ~~2.16~~2.17, 5.2, or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), together with related fees, costs and customary processing charges and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or any other Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of Holdings and the other Restricted Subsidiaries.
3.12    Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuer and the Borrower, without the consent of any other Person.

Section 4.            Fees
4.1    Fees.
(a)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Restatement Effective Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the first day of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended on the day prior to such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.
(b)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of the other Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to (i) in the case of any Letter of Credit (other than a Commercial Letter of Credit), the Applicable Margin for Revolving Credit Loans that are ~~LIBOR~~SOFR Loans less the Fronting Fee set forth in clause (d) below and (ii) in the case of any Commercial Letter of Credit, 1.00%. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the first day of each fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(c)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
(d)    Without duplication, the Borrower agree to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at the rate of 0.125%, computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the first day of each fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)    Without duplication, the Borrower agree to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the standard fees, costs, and other processing charges that the Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f)    Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
4.2    Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Incremental Commitments pursuant to Section ~~2.14~~2.15(a), the Revolving Credit Commitments of any one or more Lenders providing any such Incremental Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section ~~2.14~~2.15(a) of Revolving Credit Commitments and Revolving Credit Loans into Incremental Commitments and Incremental Revolving Credit Loans pursuant to Section ~~2.14~~2.15(a) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to Section 4.2(a) shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.
4.3    Mandatory Termination of Commitments.
(a)    The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
(b)    The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.
Section 5.            Payments
5.1    Voluntary Prepayments.
(a)    The Borrower shall have the right to prepay Loans, including Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of ~~LIBOR~~SOFR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of ~~LIBOR~~SOFR Loans, three Business Days prior to, (ii) in the case of ABR Loans (other than Swingline Loans), one Business Day prior to, or (iii) in the case of Swingline Loans, on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (2) each partial prepayment of (i) any Borrowing of ~~LIBOR~~SOFR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof, (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, and (iii) Swingline Loans shall be in a minimum amount of $500,000 and in multiplies of $100,000 in excess thereof; provided that no partial prepayment of ~~LIBOR~~SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding ~~LIBOR~~SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such ~~LIBOR~~SOFR Loans, and (3) in the case of any prepayment of ~~LIBOR~~SOFR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.
5.2    Mandatory Prepayments.
(a)    [Reserved].
(b)    Repayment of Revolving Credit Loans. Except for Protective Advances and Overadvance Loans permitted under Section ~~2.15~~2.16, if at any time on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds the Maximum Borrowing Amount, at such time, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.
(c)    [Reserved].
(d)    [Reserved].
(e)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto (or in the case of the Swingline Loans, to the Swingline Lender) or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 12:00 noon (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower (or, in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by notice to the Borrower), it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 12:00 noon (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon (or, in the case of Swingline Loans, at the Swingline Lender’s sole discretion). Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
    (i)    Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.
    (ii)    If any applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment under any Credit Document, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.
(c)    Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after receipt of written demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Any resulting refund shall be governed by Section 5.4(f).
(d)    Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders and Tax Documentation.
    (i)    Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction, or to enable the Borrower or the Administrative Agent to comply with any withholding or information reporting requirements. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Restatement Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) promptly after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 5.4(e). Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B)(1)

through (ii)(B)(4), (ii)(C) and (ii)(D) of this Section 5.4(e)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
    (ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(B)    each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two copies of whichever of the following is applicable:
(1)    executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)    executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form);
(4)    where such Non-U.S. Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), executed copies of Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of each direct or indirect partner); or

(5)    executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(C)    each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(D)    If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide an applicable Form W-8 (together with any required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.
    (iii)    Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.
(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that it reasonably deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to any Credit Party or any other Person.
(g)    For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender and the term “applicable law” includes FATCA.
(h)    Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.
5.5    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on ~~LIBOR~~SOFR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that

Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
Section 6.            Conditions Precedent to Initial Borrowing
The obligation of the Lenders to make Revolving Credit Loans, and the obligation of the Letter of Credit Issuer to issue any Letter of Credit, are in each case subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.
6.1    Credit Documents. The Administrative Agent (or its counsel) shall have received:
(a)    this Agreement, executed and delivered by a duly Authorized Officer of the Borrower, the Guarantors and each Lender;
(b)    the Guarantees, executed and delivered by a duly Authorized Officer of each of the respective Guarantors;
(c)    the Pledge Agreement, executed and delivered by a duly Authorized Officer of Holdings, the Borrower and each Guarantor;
(d)    the Security Agreement, executed and delivered by a duly Authorized Officer of the Borrower and each Guarantor; and
(e)    the ABL Intercreditor Agreement, executed and delivered by a duly Authorized Officer of each of the Administrative Agent, the Term Loan Administrative Agent and the collateral agent under the Term Loan Facility.
6.2    Collateral. Except for any items referred to on Schedule 9.14:
(a)    All outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;
(b)    The Collateral Agent shall have received, except to the extent delivered to the Collateral Agent under the Term Loan Facility pursuant to the Term Loan Credit Documents and ABL Intercreditor Agreement, certificates representing securities of each Credit Party’s Wholly-Owned Restricted Subsidiaries and all promissory notes evidencing Indebtedness that is owing to the Borrower or any other Credit Party, in each case, to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers or allonges endorsed in blank;
(c)    All Uniform Commercial Code financing statements and intellectual property security agreements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording; and
(d)    Evidence that all other actions, recordings and filings required by the Security Documents shall have been taken, completed or otherwise provided for thereunder and as provided for therein.

6.3    Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinion, in customary form, of Simpson Thacher & Bartlett LLP, special New York counsel to the Credit Parties. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.
6.4    Excess Availability; Borrowing Base Certificate. After giving effect to the Borrowings and issuance of Letters of Credit on the Restatement Effective Date, the Excess Availability on the Restatement Effective Date shall be no less than $200,000,000 and (ii) the Administrative Agent shall have received a Borrowing Base Certificate prepared as of the last day of the most recent month ended at least fifteen (15) Business Days prior to the Restatement Effective Date.
6.5    Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of (x) each of Holdings, the Borrower and the other Guarantors, dated the Restatement Effective Date, substantially in the form of Exhibit E, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of Holdings, the Borrower and each other Guarantor, as applicable, and attaching the documents referred to in Section 6.6 and (y) an Authorized Officer of the Borrower certifying compliance with Section 7.1 and certifying that, since January 31, 2015, there has not been any event, change, development, occurrence, or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.6    Authorization of Proceedings of Holdings, the Borrower and the Guarantors; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of Holdings, the Borrower and the other Guarantors (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of Holdings, the Borrower and the other Guarantors, and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of Holdings, the Borrower and the other Guarantors executing the Credit Documents to which it is a party.
6.7    Fees. The Agents and Lenders shall have received, substantially simultaneously with the initial Borrowing, fees and, to the extent invoiced at least three business days prior to the Restatement Effective Date (except as otherwise reasonably agreed by the Borrower) expenses in the amounts previously agreed in writing to be received on the Restatement Effective Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the initial Borrowing).
6.8    Representations and Warranties. On the Restatement Effective Date, all representations made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects.
6.9    Solvency Certificate. On the Restatement Effective Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with the Restricted Subsidiaries is Solvent.
6.10    [Reserved].

6.11    Patriot Act. The Administrative Agent and the Joint Lead Arrangers shall have received at least two Business Days prior to the Restatement Effective Date such documentation and information as is reasonably requested in writing at least ten calendar days prior to the Restatement Effective Date by the Administrative Agent or the Joint Lead Arrangers about the Credit Parties to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.
6.12    Financial Statements. The Joint Lead Arrangers and Bookrunners shall have received the Historical Financial Statements.
6.13    No Material Adverse Effect. Since January 31, 2015, there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.14    Refinancing. Substantially simultaneously with the funding of the Initial Term Loans (as defined in the Term Loan Credit Agreement), the Restatement Effective Date Refinancing shall be consummated.
For purposes of determining compliance with the conditions specified in Section 6 on the Restatement Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
Section 7.            Conditions Precedent to All Credit Events.
The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuers to issue Letters of Credit on any date is subject to the satisfaction (or waiver) of the following conditions precedent:
7.1    No Default; Representations and Warranties; No Cure Period. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Restatement Effective Date or pursuant to any Loan made pursuant to Section ~~2.14~~2.15 (which shall be subject to the applicable terms of Section ~~2.14~~2.15) (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date) and (c) no Cure Period shall have occurred and be continuing.
7.2    Notice of Borrowing; Letter of Credit Request.

(a)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
7.3    Excess Availability. On the proposed date of such Credit Event, the amount of the proposed Borrowing or Letter of Credit issuance (together with all outstanding Borrowings and Letters of Credit Outstanding) shall not exceed the Maximum Borrowing Amount.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
Section 8.            Representations and Warranties
In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower (and, with respect to Sections 8.1, 8.2, 8.3, 8.10 and 8.19 only, Holdings and each Texas Intermediate Holdco) makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):
8.1    Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
8.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries (after giving effect to the Transactions).
8.4    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.
8.7    Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Restatement Effective Date (including all such written information and data contained in (i) the Lender Presentation (as updated prior to the Restatement Effective Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking statements or information) or other forward looking information and information of a general economic or general industry nature.

(b)    The projections (including financial estimates, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
8.9    Financial Condition; Financial Statements.
(a)    (i) The unaudited historical consolidated financial information of the Borrower as set forth in the Lender Presentation, and (ii) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The Historical Financial Statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.
(b)    There has been no Material Adverse Effect since the Restatement Effective Date.
Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.
8.10    Compliance with Laws; No Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. No Borrowing or Letter of Credit, use of proceeds, or the Transactions will violate Anti-Corruption Laws or applicable Sanctions. No Default has occurred and is continuing.
8.11    Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) each of the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.
8.12    Compliance with ERISA.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

8.13    Subsidiaries. Schedule 8.13 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Restatement Effective Date.
8.14    Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure to own or have a right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by each of the Borrower and the Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.
8.15    Environmental Laws.
(a)    Except as set forth on Schedule 8.15, or as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.
(b)    Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.
8.16    Properties.
(a)    (i) Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (ii) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the Flood Insurance Laws, unless flood insurance available under such Flood Insurance Laws has been obtained in accordance with Section 9.3(b).
(b)    Set forth on Schedule 1.1(a) is a list of each real property owned by the Borrower or any Subsidiary Credit Party as of the Restatement Effective Date having a Fair Market Value in excess of the greater of (a) $25,000,000 and (b) 5% of Consolidated EBITDA for the most recently ended Test Period.
8.17    Solvency. On the Amendment No. 2 Effective Date (after giving effect to the Transactions) immediately following the making of the Loans (if any) and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with the Restricted Subsidiaries will be Solvent.
8.18    Patriot Act. On the Amendment No. 2 Effective Date, each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance in all material respects with the Patriot Act, and Holdings and the Borrower have provided to the Administrative Agent all information related to Holdings, the Borrower and the Restricted Subsidiaries (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.
8.19    Security Interest in Collateral. Subject to the provisions of this Agreement and the other Credit Documents, the Credit Documents create legal, valid, and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization of each Credit Party or equivalent filings under applicable foreign law, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Credit Documents), such Liens constitute perfected and continuing Liens on the Collateral of the type required by the Security Documents securing the Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions subject to no other Liens (other than Liens permitted by Section 10.2).
8.20    Disclosure. As of the Amendment No. 2 Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Amendment No. 2 Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.
Section 9.            Affirmative Covenants.
The Borrower (and, with respect to Sections 9.11, 9.12 and 9.14 only, Holdings) hereby covenants and agrees that on the Restatement Effective Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit collateralized in accordance with the terms of this Agreement), are paid in full:
9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any potential inability to satisfy a financial maintenance covenant (including Section 10.7) on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).
(b)    Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such fiscal quarterly accounting period), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and, commencing with the quarter ending August 1, 2015, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.
(c)    [reserved].
(d)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), (A) a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Restatement Effective Date or the most recent fiscal year or period, as the case may be, and (B) a Compliance Certificate setting forth the Fixed Charge Coverage Ratio for the last Test Period regardless of whether a Compliance Period exists. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) to the Person organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party or confirming that there has been no change in such information since the Restatement

Effective Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.
(e)    Notice of Material Events. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect and (iii) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in part 1 of such certification.
(f)    Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:
    (i)    any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and
    (ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.
(g)    Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement), and, with reasonable promptness, (x) such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (z) upon the Administrative Agent’s or applicable Lender’s request, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to Section 13.16 or the limitations set forth in Section 9.2.
(h)    Borrowing Base Certificate. As soon as available but in any event on or prior to 15th Business Day following the end of the previous fiscal month beginning with the first fiscal month ending after the Restatement Effective Date, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, substantially in the form of Exhibit N hereto; provided that the Borrower may elect to deliver the Borrowing Base Certificate on a more frequent basis but if such election is exercised, it must be continued until the date that is 30 days after the date of such election (with a frequency equal to that of the initial additional Borrowing Base Certificate delivered by the Borrower for such period); provided, further, that upon the commencement and during the continuance of a Weekly Reporting Period, the Borrower shall deliver a Weekly Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday; provided, further, that upon the sale or other disposition of Collateral of any Credit Party included in the Borrowing Base outside of the ordinary course of business yielding net cash proceeds of $50,000,000 or more, the Borrower shall also furnish an updated Borrowing Base Certificate giving pro forma effect thereto promptly upon the receipt of the net cash proceeds from such sale or other disposition.
Documents required to be delivered pursuant to clauses (a), (b), and (g) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings); provided that to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a stand-alone basis, on the other hand.
Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information.
9.2    Books, Records, and Inspections; Field Examinations.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, and appraisers, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Borrower’s expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower independent public accountants.
(b)    At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate; provided that in any calendar year, the Borrower shall only be required to cover the costs of one such periodic field examinations and one such inventory appraisal, except as follows:
(i)    if Excess Availability has for any five consecutive Business Days been less than the greater of (x) 17.5% of the Maximum Borrowing Amount and (y) $105,000,000, no more than two such appraisals and two such field examinations shall be at the Borrower’s expense during the following 12-calendar month period; and

(ii)    at any time after the occurrence and during the continuation of a Specified Default, as many field examinations as shall be determined by the Administrative Agent in its Permitted Discretion at the Borrower’s expense.
The Administrative Agent shall provide the Borrower with a reasonably detailed accounting of all such expenses payable by the Borrower.
(c)    The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 13.6.
9.3    Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Credit Party (i) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Credit Party ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and such Lender, including, without limitation, evidence of annual renewals of such insurance. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a mortgagee/loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the mortgagee/loss payee thereunder.
9.4    Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or the failure to pay would not reasonably be expected to result in a Material Adverse Effect.
9.5    Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 10.2, 10.3, 10.4, or 10.5.
9.6    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
9.7    ERISA. (a) The Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this Section shall be exercised not more than once during a 12-month period, and (b) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.
9.8    Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, (i) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted and (ii) prosecute, maintain, enforce and protect its Intellectual Property material to the conduct of its business, except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9    Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration in excess of $25,000,000 at the time of such Affiliate transaction, for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) the payment of fees to the Sponsor for management, consulting and financial services rendered to the Borrower and the Restricted Subsidiaries pursuant to the Sponsor Management Agreement and customary investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Borrower in good faith, (b) transactions permitted by Section 10.5, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries that are permitted under Section 10.5(b)(15); provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) paid such taxes separately from any such direct or indirect parent company of the Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Restatement Effective Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Restatement Effective Date as determined by the Borrower in good faith), (k) customary payments by the Borrower (or any direct or indirect parent) and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), (l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof and (n) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility.
9.10    End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Restricted Subsidiary whose fiscal years end on dates different from those of the Borrower or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld or delayed) to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.11    Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Security Documents, (x) the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and the Borrower will cause each other Subsidiary that ceases to constitute an Excluded Subsidiary and (y) subject to Section 9.14, Holdings will cause each direct or indirect Subsidiary (other than the Borrower and its Subsidiaries) formed or otherwise purchased or acquired after the Closing Date that directly or indirectly through a Subsidiary own or holds any Capital Stock or Stock Equivalents of the Borrower that is required to Guarantee the Obligations pursuant to Section 9.14, in each case, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and the Borrower may at its option cause any other Subsidiary, to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Borrower and the Subsidiary Credit Parties (or in the case of clause (y) above, to substantially the same extent as created and perfected by Holdings and the Texas Intermediate Holdcos) on the Closing Date and pursuant to Section 9.14(d) in the case of such Credit Parties. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. For the avoidance of doubt, no Credit Party or any Restricted Subsidiary that is a Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia).
9.12    Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences to the Borrower or any Subsidiary or any direct or indirect parent entity as reasonably determined by the Borrower in consultation with the Administrative Agent, Holdings will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by Holdings or any other Credit Party, (ii) all evidences of Indebtedness in excess of the greater of (a) $45,000,000 and (b) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of any disposition of assets pursuant to Section 10.4(b) received by Holdings, the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of the greater of (a) $45,000,000 and (b) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such promissory note is executed of Holdings or any Subsidiary that is owing to Holdings or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Borrower or any Subsidiary Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.
9.13    Use of Proceeds.
(a)    The Borrower will use Letters of Credit and Revolving Loans for working capital and general corporate purposes (including to finance the Transactions and any transaction not prohibited by the Credit Documents).
(b)    The Borrower will not request any Borrowing or Letter of Credit, and each Credit Party shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit in any manner that would result in the violation of any Anti-Corruption Laws or Sanctions applicable to any party hereto.
9.14    Further Assurances.
(a)    Subject to the terms of Sections 9.11 and 9.12, this Section 9.14 and the Security Documents, Holdings will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.
(b)    Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences to the Borrower or any Subsidiary or any direct or indirect parent entity as reasonably determined by the Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any real estate or improvements thereto or any interest therein but excluding any real estate which the applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree)) with a book value in excess of the greater of (a) $25,000,000 and (b) 5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (at the time of acquisition) are acquired by the Borrower or any other Subsidiary Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in real property in the United States, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations (provided, however, that in the event any Mortgage delivered pursuant to this clause (b) shall incur any mortgage recording tax or similar charges in connection with the recording thereof, such Mortgage shall not secure an amount in excess of the Fair Market Value of the applicable Mortgaged Property) and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.
(c)    Any Mortgage delivered to the Administrative Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days (except as set forth in the preceding clause (b)), unless extended by the Administrative Agent acting reasonably and accompanied by (x) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Administrative Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form and substance reasonably acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (y) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Administrative Agent, (z) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) evidence of insurance required by Section 9.3 in form and substance reasonably satisfactory to the Administrative Agent, and (aa) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (x) above. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Credit Party after the Closing Date until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower (or applicable Credit Party) of that fact and (if applicable) notification to the Borrower(or applicable Credit Party)  that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower (or applicable Credit

Party) of such notice; and (iii) if such notice is required to be provided to the Borrower (or applicable Credit Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Lenders that the flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).
(d)    Post-Closing Covenant. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14 with respect to such action or such later date as the Administrative Agent may reasonably agree.
9.15    Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Restatement Effective Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment).
9.16    Cash Management.
(a)    (i) Each Credit Party shall use commercially reasonable efforts to enter into control agreements (each, a “Blocked Account Agreement”) as soon as possible after the Restatement Effective Date and, in any event, shall have actually entered into such Blocked Account Agreements within 120 days after the Restatement Effective Date (or such later date approved by the Administrative Agent in its reasonable discretion), in a form reasonably satisfactory to the Administrative Agent, with the Administrative Agent and each other bank with which such Credit Party maintains a DDA located in the United States (other than an Excluded Account) (collectively, the “Blocked Accounts”); and (ii) upon delivery of such Blocked Account Agreements referred to in clause (i), the Borrower shall provide a schedule of DDAs, indicating for each DDA if such DDA is required to be subject to a Blocked Account Agreement pursuant to the Credit Documents; provided that, if Blocked Account Agreements with respect to each Blocked Account are not delivered to the Administrative Agent within 120 days after the Restatement Effective Date, each Credit Party shall move any such Account to the Administrative Agent or another depositary, subject to a Blocked Account Agreement in favor of the Administrative Agent.
(b)    The Borrower agrees that it will cause all proceeds of the ABL Priority Collateral (other than the Uncontrolled Cash and subject to clause (c) below) to be deposited into a Blocked Account.
(c)    Each Blocked Account Agreement of a Credit Party shall require (only during the continuance of a Cash Dominion Period and following delivery of notice of the commencement thereof from the Administrative Agent to the Borrower and the account bank party to such instrument or agreement; provided that such notice shall not be delivered earlier than two Business Days following the start of a Cash Dominion Period), the ACH or wire transfer no less frequently than once per Business Day (but without limit on frequency if the Maturity Date shall have actually occurred), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained and other than any Uncontrolled Cash), to one or more accounts maintained by the Administrative Agent (the “Payment Accounts”). Subject to the terms of the

ABL Intercreditor Agreement, all amounts received in a Payment Account or such other account shall be applied (and allocated) by the Administrative Agent in accordance with Section 11.13 (except (A) pursuant to clause (i) thereof and (B) to Secured Cash Management Obligations and Secured Hedge Obligations).
(d)    If, at any time after the occurrence and during the continuance of a Cash Dominion Period, any cash or Cash Equivalents owned by any Credit Party (other than (i) with respect to a Cash Dominion Period, an amount equal to the aggregate amount of cash and Cash Equivalents collected in Blocked Accounts during the first two Business Days of such Cash Dominion Period and that is on deposit in a segregated DDA which the Borrower designates in writing to the Administrative Agent as being the “uncontrolled cash account” (each such account, a “Designated Disbursement Account” and collectively, the “Designated Disbursement Accounts”), which funds shall not thereafter be funded from, or when withdrawn from the Designated Disbursement Accounts, shall not be replenished by, funds constituting proceeds of the ABL Priority Collateral so long as such Cash Dominion Period continues, (ii) de minimis Permitted Investments from time to time inadvertently misapplied by any Credit Party, (iii) segregated accounts that are subject to Liens permitted pursuant to clauses (i) through (iv) of the definition of Permitted Liens and to the extent that, and for so long as, a grant of a security interest therein would violate or invalidate the agreement giving rise to such permitted lien and (iv) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable Law and (each such account described in clauses (i) through (iv), an “Excluded Account”)) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which swept daily to a Blocked Account) or a lockbox, the Administrative Agent shall be entitled to require the applicable Credit Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.
(e)    The Credit Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts without the Administrative Agent’s consent, subject to the prompt execution and delivery to the Administrative Agent of a Blocked Account Agreement to the extent required by the provisions of this Section 9.16. The Credit Parties may open or close Excluded Accounts at any time, without requirement of delivery of a Blocked Account Agreement without consent of the Administrative Agent.
(f)    So long as no Cash Dominion Period is in effect, the Credit Parties may direct, and shall have sole control over, the manner of disposition of funds in their respective Blocked Accounts.
(g)    (i) Any amounts received in the Payment Accounts (including all interest and other earnings with respect thereto, if any) at any time after the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted and Secured Cash Management Obligations and Secured Hedge Obligations) and termination of the aggregate Commitments hereunder and (ii) any amounts that continue to be swept to the Payment Accounts after no Cash Dominion Period exists, shall, in each case, be remitted to the operating account of the Borrower as specified by the Borrower.
Section 10.          Negative Covenants.
The Borrower (and, with respect to Section 10.7 only, Holdings and each Intermediate Holdco) hereby covenants and agrees that on the Restatement Effective Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or be collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit, collateralized in accordance with the terms of this Agreement), are paid in full:
10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock; provided that the Borrower and its Restricted Subsidiaries may incur unsecured Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock; provided further that, only if the Payment Conditions are not satisfied, the final maturity of any such unsecured Indebtedness (including Acquired Indebtedness) shall not occur, and no such unsecured Indebtedness (including Acquired Indebtedness) shall require mandatory commitment reductions (other than customary amortization payments) prior to, the Latest Maturity Date.
The foregoing limitations will not apply to:
(a)    Indebtedness arising under the Credit Documents;
(b)    (i) Indebtedness represented by the Term Loan Facility and any guarantee thereof in an aggregate principal amount (together with any Refinancing Indebtedness in respect thereof and all accrued interest, fees and expenses) not to exceed the sum of (A) $400,000,000 and (B) the Maximum Incremental Facilities Amount (as defined in the Term Loan Credit Agreement) as of the date of such incurrence and (ii) Indebtedness represented by the 2027 Senior Notes and any guarantee thereof in an aggregate principal amount (together with any Refinancing Indebtedness in respect thereof and all accrued interest, fees and expenses) not to exceed the sum of (A) $400,000,000 and (B) the Maximum Incremental Notes Amount (as defined in the Notes Agreement) as of the date of such incurrence;
(c)     (i) Indebtedness (including any unused commitment) outstanding on the Restatement Effective Date listed on Schedule 10.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Restatement Effective Date listed on Schedule 10.1 (other than intercompany Indebtedness owed by a Credit Party to another Credit Party);
(d)    Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Borrower or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $150,000,000 and

(y) 35% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence; provided that Capitalized Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);
(e)    Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(f)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(g)    Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;
(h)    Indebtedness of a Restricted Subsidiary owing to another Restricted Subsidiary or the Borrower; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Subsidiary Guarantor as the case may be; provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Subsidiary Guarantor) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;
(i)    shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;
(j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k)    (i) obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(l)     (i) Indebtedness, Disqualified Stock and preferred stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference (together with any Refinancing Indebtedness in respect thereof) up to 100% of the net cash proceeds received by the Borrower since immediately after the Restatement Effective Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, any Cure Amount or proceeds of Disqualified Stock or sales of Equity Interests to any of the Borrower’s Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(B) and 10.5(a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of (x) $205,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(ii));
(m)    the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b) and (c) above, clause (l)(i) and this clause (m) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (iii) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being refinanced and (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Borrower that is not a Subsidiary

Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Subsidiary Guarantor;
(n)    Indebtedness, Disqualified Stock or preferred stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition, merger, or consolidation; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under the first paragraph of this Section 10.1 by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (i) $165,000,000 and (ii) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding, or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that after giving effect to any such acquisition, merger, consolidation or designation described in this clause (n), (i) either (1) the Fixed Charge Coverage Ratio (as defined in the Term Loan Credit Agreement) of the Borrower and the Restricted Subsidiaries (calculated on a pro forma basis) would be at least 2.00 to 1.00 or (2) the Fixed Charge Coverage Ratio (as defined in the Term Loan Credit Agreement) of the Borrower and the Restricted Subsidiaries is equal to or greater than that immediately prior to such acquisition, merger, consolidation or designation or (ii) either (1) the Consolidated Total Debt to Consolidated EBITDA Ratio (calculated on a Pro Forma Basis) shall be either (A) less than or equal to the Consolidated Total Debt to Consolidated EBITDA Ratio immediate prior to such acquisition, merger, consolidation or designation or (2) less than or equal to 6.25:1.00; provided further that any such Indebtedness incurred under this clause (n) (x) shall not take the form of a separate asset based lending facility and (y) shall not be secured by a first priority lien on the ABL Priority Collateral;
(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(p)    (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(q)    (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower or (3) any co-issuance by Academy Finance Corporation of Indebtedness of the Borrower;
(r)    Indebtedness of Restricted Subsidiaries that are not Guarantors; provided that the principal amount of such Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Guarantor shall not exceed, in the aggregate at any one time outstanding, the greater of (x) $105,000,00 and (y) 25.5% of

Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (it being understood that any Indebtedness incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (r));
(s)    Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;
(t)    (i) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;
(u)    Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 10.5(b);
(v)    Indebtedness of a Borrower or any Restricted Subsidiary as an account party in respect of Commercial Letters of Credit issued pursuant to a Secured Commercial LC Facility, in each case in a principal amount not in excess of the Stated Amount of each such Commercial Letter of Credit, in an aggregate amount not to exceed $50,000,000;
(w)    Indebtedness incurred in compliance with Section 10.1(w) of the Term Loan Credit Agreement;
(x)    Indebtedness incurred in compliance with Section 10.1(x) of the Term Loan Credit Agreement; and
(y)    (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange (each as defined in the Term Loan Credit Agreement) in accordance with Section 2.15 of the Term Loan Credit Agreement (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness (as defined in the Term Loan Credit Agreement), all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.
For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (y) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1; provided that all Indebtedness outstanding under the Term Loan Facility and under the Notes Agreement on the Restatement Effective Date will be treated as incurred under clause (b)(i) and (b)(ii) above, as applicable.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (l)(i) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2    Limitation on Liens.
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:
(i)    if such Subject Lien is a Permitted Lien;
(ii)    any other Subject Lien on assets or property constituting Collateral if the obligations secured by such Subject Lien are junior to the Obligations; provided that at the Borrower’s election, in the case of Liens securing Permitted Other Indebtedness Obligations, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Borrower and the Subsidiary Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; and without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (ii); and
(iii)    in the case of any Subject Lien on assets or property not constituting Collateral, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.
(b)    Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.
10.3    Limitation on Fundamental Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);
(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Subsidiary Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;
(c)    [reserved];
(d)     (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any other Restricted Subsidiary or (ii) any Subsidiary Guarantor may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Subsidiary Guarantor or the Borrower;

(e)    any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or a Subsidiary Guarantor; provided that the consideration for any such disposition by any Person other than a Subsidiary Guarantor shall not exceed the fair value of such assets;
(f)    any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and
(g)    the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for purposes of this Section 10.3(g), will include any disposition below the dollar threshold set forth in clause (d) of the definition of “Asset Sale”) permitted by Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment.
10.4    Limitation on Sale of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
(a)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and
(b)    except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of (a) $50,000,000 and (b) 1.5% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such disposition, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
    (i)    any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;
    (ii)    any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

    (iii)    Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and
    (iv)    any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the sum of (i) the greater of $210,000,000 and 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, (ii) at the election of the Borrower, the General Asset Sale Exception (less any amount used under such exception) and (iii) at the election of the Borrower, the Available Amount (less any amount used thereunder), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) of this provision and for no other purpose; provided further that any Asset Sale by a Credit Party to a Subsidiary which is not a Credit Party is subject to no Overadvance after giving effect to such Asset Sale.
10.5    Limitation on Restricted Payments.
(a)    the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:
(A)    dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or
(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, Holdings or any direct or indirect parent company of the Borrower, including in connection with any merger or consolidation;
(3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of

Section 10.1 or (B) the purchase, repurchase or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
(4)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(i)    no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof);
(ii)    except in the case of a Restricted Investment and other than with respect to amounts attributable to subclauses (B), (C), and (G) below, immediately after giving effect to such transaction on a pro forma basis, the Payment Conditions are satisfied; and
(iii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Restatement Effective Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and (6)(C) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (G) below is referred to herein as the “Available Amount”):
(A)    [reserved]
(B)    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Restatement Effective Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director, manager or consultant of the Borrower, any direct or indirect parent company of the Borrower and the Borrower’s Subsidiaries after the Restatement Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below, and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of Holdings or any other direct or indirect parent company of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) or (y) Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or Holdings or any other direct or indirect parent company of the Borrower; provided that this clause (B) shall not include the proceeds from

(a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus
(C)    100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Restatement Effective Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1~~)~~, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus
(D)    100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or the Restricted Subsidiaries, in each case, after the Restatement Effective Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Restatement Effective Date, plus
(E)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Restatement Effective Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment, plus
(F)    [reserved]
(G)    $75,000,000.
(b)    The foregoing provisions of Section 10.5(a) will not prohibit:
(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;
(2)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Borrower or any Restricted Subsidiary, or any Equity Interests of Holdings or

any other direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Holdings or any other direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(3)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(x) and is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;
(4)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or Holdings, Intermediate Holdco or any direct or indirect Parent Entity or management investment vehicle held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with the Transactions; provided that, except with respect to non-discretionary Restricted Payments, the aggregate Restricted Payments made under this clause (4) subsequent to the Restatement Effective Date do not exceed in any calendar year the greater of (a) $70,000,000 and (b) 17% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of Holdings or any other direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of the Borrower, any of its Subsidiaries, Holdings or any other direct or indirect Parent Entity or management investment vehicle that occurs after the Restatement Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 10.5(a), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Restatement Effective Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Borrower, Holdings or any other direct or indirect Parent Entity or management investment vehicle or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse in connection with a repurchase of Equity Interests of the Borrower, Holdings or any other direct or indirect Parent Entity or management investment vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;
(5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1, provided such dividends are included in the calculation of Fixed Charges for the relevant period;
(6)     (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Restatement Effective Date; (B) the declaration and payment of dividends to Holdings or any other direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Restatement Effective Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this

Section 10.5(b); provided that, in the case of each of (A), (B), and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio (as defined in the Term Loan Credit Agreement) of at least 2.00 to 1.00;
(7)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $95,000,000 and (y) 22.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(8)    (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager, or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;
(9)    on the Borrower’s common stock (or the payment of dividends to Holdings) in Restricted Payments in an aggregate amount per annum not to exceed the sum of (a) 6.0% of the net cash proceeds received by or contributed to the Borrower in or from the IPO and (b) 7.0% of the market capitalization of the Borrower after the IPO;
(10)    Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Restatement Effective Date;
(11)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed $25,000,000;
(12)    distributions or payments of Receivables Fees;
(13)    [reserved];
(14)    other Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments the Payment Conditions are satisfied;
(15)    the declaration and payment of dividends by the Borrower to, or the making of loans to, Holdings or any other direct or indirect parent company of the Borrower in amounts required for any direct or indirect parent company to pay: (A) franchise and excise taxes, and other fees and expenses, in each case, required to maintain its organizational existence, (B) consolidated, combined or similar foreign, federal, state and local income and similar taxes (including if the Borrower is treated as a partnership or an entity disregarded from its owner for United States federal income tax purposes and its taxable income is entirely included on an income tax return of one or more direct or indirect parent companies each of which is treated as a subchapter C corporation), to the extent that such income or similar taxes are attributable to the income, revenue, receipts or capital of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income, revenue, receipts or capital of such Unrestricted Subsidiaries, and including any interest or penalties related thereto; provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, federal, state and local income taxes, including any interest or penalties related thereto, for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent company of the Borrower) for all fiscal years ending after the Restatement Effective Date, (C) customary salary, bonus, and other benefits payable to officers, employees, directors, and managers of Holdings, any Intermediate Holdco or any other direct or indirect parent company of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of Holdings, any Intermediate Holdco or any other direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of the Borrower to pay fees and expenses incurred by any direct or indirect parent company of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such parent company of the Borrower of the type described in clause (xi) of the definition of “Consolidated Net Income,” (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any such direct or indirect parent company of the Borrower, and (G) repurchases deemed to occur upon the cashless exercise of stock options;
(16)    the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;
(17)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(18)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount pursuant to this clause (18) not to exceed the greater of (x) $105,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(19)    [reserved];
(20)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.3;
(21)    payment of the Special Dividend; and
(22)    payments in respect of, or in connection with, the Restatement Effective Date Refinancing.
provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (14) and (18), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof).
The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10), or (11) of Section 10.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.
For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (18) above or is entitled to be made pursuant to Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (18), Section 10.5(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments”, in a manner that otherwise complies with this covenant.
10.6    Limitation on Subsidiary Distributions. The Borrower will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)    (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;
(b)    make loans or advances to the Borrower or any Restricted Subsidiary; or
(c)    sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary;
except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:
(i)    contractual encumbrances or restrictions in effect on the Restatement Effective Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(ii)    the Term Loan Credit Documents and the Term Loans;
(iii)    purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(iv)    Requirements of Law or any applicable rule, regulation or order;
(v)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(vi)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;
(vii)    (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);
(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(ix)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Restatement Effective Date pursuant to the provisions of Section 10.1;

(x)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;
(xi)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(xii)    restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect such Receivables Facility; and
(xiii)    any encumbrances or restrictions of the type referred to in clauses (a), (b), and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay their respective obligations under the Credit Documents as and when due (as determined in good faith by the Borrower).
10.7    Fixed Charge Coverage Ratio. Holdings will not permit the Fixed Charge Coverage Ratio for any Test Period to be lower than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested (a) on the date on which a Compliance Period begins, as of the last day of the Test Period ending immediately prior to the date on which such Compliance Period shall have commenced and (b) as of the last day of each Test Period thereafter until such Compliance Period is no longer continuing.
Section 11.          Events of Default.
Upon the occurrence of any of the following specified events set forth in Sections 11.1 through 11.11 (each an “Event of Default”):
11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or
11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in the last paragraph of Section 9.1(e)(i), Section 9.5 (solely with respect to the Borrower), Section 9.14(d), Section 9.16 (during a Cash Dominion Period only) or Section 10; provided that any Event of Default under Section 10.7 is subject to cure as provided in Section 11.13 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 9.1(a) or (b) (such period, the “Cure Period”); or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days (or 5 Business Days in the case of Section 9.1(h)) after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or
11.4    Default Under Other Agreements. (a)  the Borrower or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations under the Credit Documents) in excess of the greater of (x) $70,000,000 and (y) 17% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) shall apply to any failure to make any payment in excess of the greater of (x) $70,000,000 and (y) 17% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the greater of (x) $70,000,000 and (y) 17% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or
11.5    Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary commences a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary; or Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary; or there is commenced against the Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, any Intermediate Holdco, the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or
11.6    ERISA. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), or (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, and in each case in clauses (a) through (d) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or
11.7    Guarantee. Other than as expressly permitted hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or
11.8    Pledge Agreement. Other than as expressly permitted hereunder, the Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent or any Lender or solely as a result of the

Collateral Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or
11.9    Security Agreement. Other than as expressly permitted hereunder, the Security Agreement or any other Security Document pursuant to which the assets of Holdings, any Intermediate Holdco, the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement)) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or
11.10    Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of the greater of (x) $70,000,000 and (y) 17% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
11.11    Change of Control. A Change of Control shall occur;
then, and in any event, and at any time thereafter, if an Event of Default occurs and is continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, take any or all of the following actions, except as otherwise specifically provided for in this Agreement, (i) declare the Total Revolving Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In the case of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.7, the actions previously described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right; provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent shall occur automatically without the giving of any such notice.
11.12    Application of Proceeds. Subject to the terms of the ABL Intercreditor Agreement and, in each case if executed, the First Lien Intercreditor Agreement and the Second

Lien Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.4 shall be applied:
(i)    first, ratably to pay the Obligations in respect of any Indemnified Liabilities, indemnities and other amounts then due to the Agents until paid in full;
(ii)    second, ratably to pay any Indemnified Liabilities and indemnities, and to pay any fees then due to the Lenders, until paid in full; and
(iii)    third, ratably to pay interest accrued in respect of the Obligations until paid in full;
(iv)    fourth, to pay principal due in respect of the Swingline Loans until paid in full;
(v)    fifth, ratably (A) to pay the unpaid principal in respect of the Loans, (B) Unpaid Drawings and (C) to pay outstanding Secured Bank Product Obligations, including Cash Collateralization of outstanding Noticed Hedges (other than such amount of the outstanding Secured Bank Product Obligations that exceeds the amount of the Bank Product Reserve as determined by the Administrative Agent and established in respect of such Secured Bank Product Obligations);
(vi)    sixth, ratably to be held by the Administrative Agent, for the ratable benefit of the Letter of Credit Issuers and the Lenders to Cash Collateralize the then extant undrawn Stated Amount of Letters of Credit, in each case until paid in full;
(vii)    seventh, to pay outstanding Secured Bank Product Obligations, including Cash Collateralization of outstanding Noticed Hedges, that exceed the amount of the Bank Product Reserve as determined by the Administrative Agent and established in respect of such Secured Bank Product Obligation;
(viii)    eighth, ratably to pay any other outstanding Obligations of the Credit Parties (other than Obligations in respect of Secured Commercial LC Facilities);
(ix)    ninth, ratably to pay other Obligations in respect of Secured Commercial LC Facilities, until paid in full; and
(x)    tenth, to the Borrower or such other Person entitled thereto under ~~A~~applicable ~~L~~law.
Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section 11.12 are solely to determine the rights and priorities of the Agents and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Credit Party.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.
11.13    Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that Holdings fails to comply with the requirement of the financial covenant set forth in Section 10.7, from the beginning of any fiscal period until the expiration of the 10th Business Day following the date financial statements referred to in Sections 9.1(a) or (b) are required to be delivered in respect of such fiscal period for which such financial covenant is being measured, any holder of Capital Stock or Stock Equivalents of Holdings or any direct or indirect parent of Holdings shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Administrative Agent) by Holdings (or from a contribution to the common equity capital of Holdings) to be contributed, directly or indirectly, as cash common equity to either Borrower, and upon receipt by such Borrower of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:
(a)    Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.7 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
(b)    Consolidated Total Debt shall be decreased for purposes of determining compliance with Section 10.7 solely to the extent proceeds of the Cure Amount are actually applied to prepay Indebtedness, and in no event shall any reduction be given effect during the fiscal quarter with regard to which the Cure Right is exercised; and
(c)    if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the financial covenant set forth in Section 10.7 (calculated on a Pro Forma Basis), Holdings shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement;
provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount expected to be required to cause the Borrower to be in compliance with the financial covenant set forth in Section 10.7; and (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.7.
Section 12.          The Agents.
12.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, neither the Borrower nor any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.
(b)    The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender and the Letter of Credit Issuer and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
(c)    Each of the Joint Lead Arrangers and Bookrunners each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
12.3    Exculpatory Provisions. No Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents, partners, members, trustees, administrators, managers, representatives, attorneys-in-fact and advisors shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. Without limiting the generality of the foregoing, (a) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law, (b) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity and (c) the Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any ~~LIBOR Successor Rate~~Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to any ~~LIBOR Successor Rate~~Benchmark Replacement or (iii) the effect of any of the foregoing.
12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified (and exculpated in a manner that is) to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the

Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.
12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
12.6    Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender and each Letter of Credit Issuer expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Swingline Lender and the Letter of Credit Issuer. Each of the Lenders, the Swingline Lender and the Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement and that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Letter of Credit Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Letter of Credit Issuer also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.
12.8    Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this

Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.
12.9    Successor Agents.
(a)    Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.
(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of “Lender Default,” the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of JPMorgan Chase Bank, N.A. as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of JPMorgan Chase Bank, N.A. as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.
(d)    Any resignation by or removal of JPMorgan Chase Bank, N.A. as the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Swingline Lender and Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and Letter of Credit Issuer, (b) the retiring Swingline Lender and Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Swingline Lender and Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such Affiliate of the Administrative Agent or the Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
12.10    Withholding Tax. To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), within 10 days after demand therefor, fully for all amounts paid, directly or indirectly, by the Administrative Agent or as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes the Swingline Lender and the Letter of Credit Issuer.
12.11    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1,

without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the final maturity date and the payment in full (or Cash Collateralization) of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made and Secured Hedge Obligations and Secured Cash Management Obligations), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor (other than Holdings) from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; provided that, in the case of any prospective release of any Guarantee with respect to any Guarantor having assets included in the Borrowing Base, (1) no Overadvance shall result after giving effect to any such release and (2) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an updated Borrowing Base Certificate giving Pro Forma Effect to such release as if such release occurred on such date of such Borrowing Base Certificate; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (vi) (solely with respect to Section 10.1(d)), and (ix) of the definition of “Permitted Lien”; and (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.
The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.
Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.
12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, Holdings, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent (in accordance with the directions of the Required Lenders), as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
12.13    Intercreditor Agreement Governs. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of Permitted Other Indebtedness.
12.14    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 11.13 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless each Agent and each of its directors, officers, employees, or agents, to the extent not reimbursed by the Credit Parties, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or its directors, officers, employees, or agents in connection with such provider’s Secured Bank Product Obligations.
Section 13.          Miscellaneous.
13.1    Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section ~~2.14~~2.15, and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, subject to Section 2.10, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or the definitions of “Average Excess Availability”, or forgive any portion thereof, or extend the date for the payment, of interest or fees payable hereunder or any principal hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date (except as permitted by this provision in Section 3.1(b)), or amend or modify any provisions of Sections 5.3(a) (with respect to the ratable allocation of any payments only), 11.12, 13.8(a) or 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly and adversely affects such Person, or (vi) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, the Intercreditor Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the Intercreditor Agreement or this Agreement) without the prior written consent of each Lender, or (vii) reduce the percentage specified in the definition of the term Required Lenders or Super Majority Lenders or amend, modify or waive any provision of this Agreement that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, (viii) increase any advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase Reserves against the ABL Priority Collateral included in the Borrowing Base in its Permitted Discretion) without the written consent of each Lender (other than a Defaulting Lender), or (ix) change the definition of Borrowing Base or any component definitions thereof which result in increased borrowing availability without the consent of the Super Majority

Lenders or (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Facility Amendment(s) effectuated without the consent of Lenders in accordance with Section ~~2.14~~2.15, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Revolving Credit Loans.
The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment in full of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Secured Hedge Obligations, (y) Secured Cash Management Obligations and (z) cash collateralized Letters of Credit pursuant to arrangements reasonably acceptable to the applicable Letter of Credit Issuer), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock

Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary; provided that, in the case of any release of any Guarantee with respect to any Guarantor having assets included in the Borrowing Base, (1) no Overadvance shall result after giving effect to any such release and (2) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an updated Borrowing Base Certificate giving Pro Forma Effect to such release as if such release occurred on such date of such Borrowing Base Certificate. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section ~~2.14~~2.15 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuer in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.
Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.12, 9.13 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification.
(a)    Each of Holdings and the Borrower, jointly and severally, agrees (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Latham & Watkins LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower), one counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and the Collateral Agent, and, to the extent required, one firm or local counsel in each relevant local jurisdiction with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, the Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by Holdings, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials relating in any way to Holdings or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that Holdings and the Borrower shall have no obligation hereunder to any Indemnified Person with respect to indemnified liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified

Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by Holdings, the Borrower or their respective Restricted Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.
(b)    No Credit Party nor any Agent, any Lender or Related Party of any Agent or any Lender (each such Person being called a “Lender-Related Person”) shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit Holdings and the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Lender-Related Person as determined by a final and non-appealable judgment of a court of competent jurisdiction.
13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; and
(B)    the Administrative Agent (not to be unreasonably withheld or delayed), the Swingline Lender and the Letter of Credit Issuer.
Notwithstanding the foregoing, no such assignment shall be made to (i) a natural Person, Disqualified Lender or Defaulting Lender and (ii) Holdings, the Borrower or any of their Subsidiaries. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for ascertaining, inquiring, monitoring or enforcing the list of Persons who are Disqualified Lenders at any time.
    (ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and
(E)    any assignment to an Affiliated Lender (other than an Affiliated Institutional Lender) shall also be subject to the requirements of Section 13.6(h).
For the avoidance of doubt, the Administrative Agent bears no responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender.
    (iii)    Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.
    (iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) owing to each Lender and any payment made by the Letter of Credit Issuer under any Letter of Credit pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuer, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
    (v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).
(c)    (i)    Any Lender may, without the consent of the Borrower or the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender sell participations to one or more banks or other entities (other than (x) a natural person, (y) Holdings and its Subsidiaries and (z) any Disqualified Lender provided, however, that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative

Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for ascertaining, inquiring, monitoring or enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vii) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7 as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of Section 5.4(e)) (it being agreed that any documentation required under Section 5.4(e) shall be provided solely to the participating Lender)~~)~~. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.
    (ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5, or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld) or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version).
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)    [reserved].
(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7 as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of Section 5.4(e) (it being agreed that any documentation required under Section 5.4(e) shall be provided solely to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
(h)    Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to an Affiliated Lender; provided that by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:
(A)    it shall not have any right to (i) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (iii) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and
(B)    except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans and Commitments held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is materially adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Loans and Commitments in the same proportion as the other Lenders) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph); and
(ii)    the aggregate principal amount of Loans and Commitments held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Loans and Commitments outstanding at the time of such purchase.
For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders.
13.7    Replacements of Lenders Under Certain Circumstances.
(a)    The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4, (b) is affected in the manner described in Section 2.10 and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement,

(iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it~~)~~; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11 and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.
13.8    Adjustments; Set-off.
(a)    Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. For purposes of subclause (ii)(a) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 13.8 shall be treated as having acquired such participation on the date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9    Counterparts; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Administrative Agent, any Joint Lead Arranger, any Letter of Credit Issuer, any Lender, and any Affiliate of any of the foregoing Persons and their respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Texas Intermediate Holdcos, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof;

(b)    consents that any such action or proceeding shall be brought in such Federal (to the extent permitted by law) or New York State court and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)    agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.
13.14    Acknowledgments. Each of Holdings, each Texas Intermediate Holdco and the Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);
    (ii)    in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;
    (iii)    neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the

Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;
    (iv)    the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and
    (v)    neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Holdings, the Texas Intermediate Holdcos and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Holdings, the Texas Intermediate Holdcos and the Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Texas Intermediate Holdcos and the Borrower, on the one hand, and any Lender, on the other hand.
13.15    WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Borrower, its Subsidiaries or its Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.
13.17    Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii)  the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address. Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(a)    The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, DebtDomain, SyndTrak, ClearPar or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(b)    Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, the Letter of Credit Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Letter of Credit Issuers and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.
(d)    The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (b) and (d).
13.18    USA PATRIOT Act. Each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
13.19    [Reserved].
13.20    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable NYFRB Rate from time to time in effect.
13.21    No Fiduciary Duty. Each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to such Credit Party with respect to the Credit Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Credit Party or any other person. Each Credit Party agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Credit Party acknowledges and agrees that no Lender Party is advising any Credit Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Credit Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Credit Documents, and the Lender Parties shall have no responsibility or liability to any Credit Party with respect thereto.
(b)     The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)     In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Borrower, confidential information obtained from other companies.

13.22    Nature of Borrower Obligations.
(a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all of the Borrower’s Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, L/C Obligations and all other Obligations of the Borrower pursuant to this Agreement (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee.
(b)    The obligations of the Borrower with respect to the Borrower’s Obligations are independent of the obligations of any Guarantor under its guaranty of the Borrower’s Obligations, and a separate action or actions may be brought and prosecuted against the Borrower, whether or not any such Guarantor is joined in any such action or actions. The Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.
(c)    The Borrower authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by the Credit Documents and applicable statute that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
(i)    exercise or refrain from exercising any rights against any Guarantor or others or otherwise act or refrain from acting;
(ii)    apply any sums paid by any other Person, howsoever realized or otherwise received to or for the account of the Borrower to any liability or liabilities of such other Person regardless of what liability or liabilities of such other Person remain unpaid; and/or
(iii)    consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Person.
(d)    It is not necessary for the Administrative Agent or any other Lender to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf.
(e)    The Borrower waives any right to require the Administrative Agent or the other Lenders to (i) proceed against any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. The Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Borrower, any Guarantor or any other party or on or arising out of any defense of any Guarantor or any other party other than payment in full in cash of the Obligations of the Credit Parties, including, without limitation, any defense based on or arising out of the disability of any Guarantor or any other party, or the unenforceability of the Obligations of the Borrower or any part thereof from any cause, in each case other than as a result of the payment in full in cash of the Obligations of the Borrower.
(f)    All provisions contained in any Credit Document shall be interpreted consistently with this Section 13.22 to the extent possible.

13.23    Amendment and Restatement.
(a)    The Credit Parties, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing ABL Facility shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Existing ABL Facility, except as otherwise provided in this Agreement (including, without limitation, clause (b) of this Section 13.23), shall be superseded by this Agreement. Upon the effectiveness of this Agreement, each Credit Document that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein or therein.
(b)    Notwithstanding the amendment and restatement of the Existing ABL Facility by this Agreement, the Credit Parties shall continue to be liable (i) to each Indemnified Person with respect to agreements on their part under the Existing ABL Facility to indemnify and hold harmless such Indemnified Person from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Administrative Agent and the Lenders may be subject arising in connection with the Existing ABL Facility and (ii) for the Obligations (as defined in the Existing ABL Facility) of the Borrower and the other Credit Parties under the Existing ABL Facility and the other Credit Documents (as defined in the Existing ABL Facility) that remain unpaid and outstanding as of the date of this Agreement and such Obligations shall continue to exist under and be evidenced by this Agreement and the other Credit Documents. This Agreement is given as a substitution of, and not as a payment of, the obligations of the Credit Parties under the Existing ABL Facility and is not intended to constitute a novation of the Existing ABL Facility.
13.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.25    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent or the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
13.26    MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans (including the provision of Incremental Commitments or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws and as otherwise reasonably required by the Administrative Agent; provided that the effectiveness of each such event pursuant to this Section 13.26 shall be subject to such documents having been made available to the Lenders not less than five (5) Business Days prior to the date of effectiveness thereof.
13.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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Exhibit B

FORM OF NOTICE OF [BORROWING][CONVERSION][CONTINUATION]
Academy, Ltd.
1800 N. Mason Road
Katy, TX 77449

Notice of Borrowing Date: [], 20[]
JPMorgan Chase Bank, N.A.
10 S. Dearborn Street
Chicago, IL 60603
Attention: [ ]
Ladies and Gentlemen:
Reference is made to the First Amended and Restated ABL Credit Agreement, dated as of July 2, 2015, (as amended by Amendment No. 1, dated as of May 22, 2018, as further amended by Amendment No. 2, dated as of November 6, 2020, as further amended by Amendment No. 3, dated as of March 30, 2023, and as further amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Academy, Ltd., a Texas limited partnership (the “Borrower”), New Academy Holding Company, LLC, a Delaware limited liability company, Associated Investors LLC and Academy Managing Co., LLC, as Texas Intermediate Holdcos, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender. Unless otherwise defined herein, capitalized terms used in this Notice of [Borrowing][Conversion][Continuation] have the meanings ascribed thereto in the ABL Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.3 of the ABL Credit Agreement that it requests a [Borrowing][conversion][continuation] under the ABL Credit Agreement, and in that connection the Borrower specifies the following information with respect to such [Borrowing][conversion][continuation requested hereby:
1.    The requested Borrowing is in respect of the [Revolving Credit][Incremental] Commitments
2.    Aggregate principal amount of Borrowing:1 [_______________________]
3.    Date of Borrowing (which shall be a Business Day): [_______________________]
[4.    Loans to be Converted or Continued: [_______________________]]2
[5.]    Type of Borrowing (ABR, RFR or Term Benchmark): [_______________________]
[6.]    Interest Period and the last day thereof (if a Term Benchmark Borrowing):3 [______________________]
[7.    Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed: [_______________________]]4
[SIGNATURE PAGE FOLLOWS]
1 Not less than applicable amounts specified in Section 2.2.
2 For notices of conversion or continuation.
3 Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
4 For notices of Borrowing.

ACADEMY, LTD.
By: Academy Managing Co., L.L.C., as its general partner

By:
Name:
Title: